Exhibit 10.13

Jackson Hewitt Tax Service Inc.

and

Jackson Hewitt Inc.

$175,000,000 Floating Rate Senior Notes due June 25, 2009

Note Purchase Agreement

Dated as of June 21, 2004

Schedule A	—	Information Relating To Purchasers

Schedule B	—	Defined Terms

Schedule 5.4	—	Subsidiaries of the Company, Ownership of Subsidiary Stock

Schedule 10.3	—	Existing Liens

Exhibit 1	—	Form of Floating Rate Senior Note due June 25, 2009

Exhibit 2.2	—	Subsidiary Guaranty

Exhibit 4.4(a)	—	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, Special Counsel to the Company and the Issuer

Exhibit 4.4(b)	—	Form of Opinion of Piper Rudnick, LLP, Special Counsel to the Issuer

Exhibit 4.4(c)	—	Form of Opinion of Chapman and Cutler LLP, Special Counsel for the Purchasers

Jackson Hewitt Tax Service Inc.

7 Sylvan Way
Parsippany, New Jersey 07054

and

Jackson Hewitt Inc.

c/o Jackson Hewitt Tax Service Inc.

7 Sylvan Way
Parsippany, New Jersey 07054

$175,000,000 Floating Rate Senior Notes due June 25, 2009

Dated as of
June 21, 2004

To the Purchasers listed in
the attached Schedule A:

Ladies and Gentlemen:

Jackson Hewitt Tax Service Inc., a Delaware corporation (the “Company”), and Jackson Hewitt Inc., a Virginia corporation (the “Issuer”), hereby jointly and severally agree with the Purchasers listed in the attached Schedule A (the “Purchasers”) to this Note Purchase Agreement (this “Agreement”) as follows:

Section 1.                                            Authorization of Notes.

Section 1.1.                                          Description of Notes.  The Issuer will authorize the issue and sale of $175,000,000 aggregate principal amount of its Floating Rate Senior Notes due June 25, 2009 (the “Notes”).  The term “Notes” shall also include any such notes issued in substitution therefor pursuant to Section 14 of this Agreement.  The Notes shall be substantially in the form set out in Exhibit 1 with such changes therefrom, if any, as may be approved by the Purchasers and the Issuer.  Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 1.2.                                          Note Interest Rate.

(i)                                     The Notes shall bear interest (computed on the basis of a 360-day year and actual days elapsed) on the unpaid principal thereof from the date of issuance at a floating rate equal to the Adjusted LIBOR Rate from time to time, payable quarterly on the twenty fifth day of March, June, September and December, commencing on September 25, 2004, until such principal sum shall have become due and payable (whether at maturity, upon notice of prepayment or otherwise) (each such date being referred to herein as an “Interest Payment Date”) and interest (so computed) on any overdue principal and LIBOR Breakage Amount, if any, and, to the extent permitted by applicable law, on any overdue interest, from the due date thereof (whether by acceleration or otherwise) at the Default Rate until paid.

(ii)                                  The Adjusted LIBOR Rate shall be determined by the Issuer, and notice thereof shall be given to the holders of the Notes, within three Business Days after the beginning of each Interest Period, together with a copy of the relevant screen used for the determination of LIBOR, a calculation of Adjusted LIBOR Rate for such Interest Period, the number of days in such Interest Period, the date on which interest for such Interest Period will be paid and the amount of interest to be paid to each holder of Notes on such date.  In the event that the holders of more than 50% in aggregate principal amount of the outstanding Notes do not concur with such determination by the Issuer, within ten Business Days after receipt by such holders of the notice delivered by the Issuer pursuant to the immediately preceding sentence, such holders of the Notes shall provide notice to the Issuer, together with a copy of the relevant screen used for the determination of LIBOR, a calculation of Adjusted LIBOR Rate for such Interest Period, the number of days in such Interest Period, the date on which interest for such Interest Period will be paid and the amount of interest to be paid to each holder of Notes on such date, and any such determination made by the holders of the Notes in accordance with the provisions of this Agreement, shall be presumptively correct absent manifest error.

Section 2.                                            Sale and Purchase of Notes.

Section 2.1.                                          Notes.  Subject to the terms and conditions of this Agreement, the Issuer will issue and sell to each Purchaser and each Purchaser will purchase from the Issuer, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof.  The obligations of each Purchaser hereunder are several and not joint obligations and each Purchaser shall have no obligation and no liability to any Person for the performance or nonperformance by any other Purchaser hereunder.

Section 2.2.                                          Guaranty.  The payment by the Issuer of all amounts due with respect to the Notes and the performance by the Issuer of its obligations under this Agreement will be absolutely and unconditionally guaranteed by the Company pursuant to the terms of this Agreement and the Subsidiary Guarantors pursuant to the Subsidiary Guaranty, which shall be substantially in the form of Exhibit 2.2 attached hereto, and otherwise in accordance with Section 9.6 hereof.

Section 3.                                            Closing.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10019 at 10:00 a.m. New York time, at a closing (the “Closing”) on the fourth Business Day following the execution of the underwriting agreement to be entered into in connection with the initial public offering (“IPO”) of the Company’s common stock, par value $0.01 per share

(the “Common Stock”), or on such other Business Day thereafter on or prior to July 7, 2004 as may be agreed upon by the Issuer, the Company and the Purchasers.  At the Closing, the Issuer will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may reasonably request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of a nominee of such Purchaser), against delivery by such Purchaser to the Issuer or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Issuer to Account Number 304 192 813, Account Name Jackson Hewitt Inc., at JPMorgan Chase, ABA Number 021 000 021.  If at the Closing the Issuer shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

Section 4.                                            Conditions to Closing.

The obligation of each Purchaser to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1.                                          Representations and Warranties of the Company.  (a) The representations and warranties of the Company and the Issuer in this Agreement shall be correct when made and at the time of Closing.

(b)                                 Representations and Warranties of the Subsidiary Guarantors. The representations and warranties of the Subsidiary Guarantors in the Subsidiary Guaranty shall be correct when made and at the time of Closing.

Section 4.2.                                          Performance; No Default.  The Company and the Issuer shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company and the Issuer prior to or at the Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.  Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10, other than transactions disclosed in the Memorandum.

Section 4.3.                                          Compliance Certificates.

(a)                                  Officer’s Certificate of the Company.  The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1(a), 4.2 and 4.9 have been fulfilled.

(b)                                 Secretary’s Certificate of the Company.  The Company shall have delivered to such Purchaser a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Agreement.

(c)                                  Officer’s Certificate of the Issuer.  The Issuer shall have delivered to such Purchaser an Officer’s Certificate, dated the date of Closing, certifying that the conditions specified in Sections 4.1(a), 4.2 and 4.9 have been fulfilled.

(d)                                 Secretary’s Certificate of the Issuer.  The Issuer shall have delivered to such Purchaser a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

(e)                                  Officer’s Certificate of the Subsidiary Guarantors.  Each Subsidiary Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Section 4.1(b) and 4.2 have been fulfilled.

(f)                                    Secretary’s Certificate of the Subsidiary Guarantors.  Each Subsidiary Guarantor shall have delivered to such Purchaser a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Subsidiary Guaranty.

Section 4.4.                                          Opinions of Counsel.  Such Purchaser shall have received opinions addressed to such Purchaser, dated the date of the Closing from (a) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company and the Issuer, substantially in the form attached as Exhibit 4.4(a) (and the Company and the Issuer hereby instruct their counsel to deliver such opinion to such Purchaser), (b) Piper Rudnick, LLP, special counsel to the Issuer, substantially in the form attached as Exhibit 4.4(b) (and the Issuer hereby instructs its counsel to deliver such opinion to such Purchaser), and (c) Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(c).

Section 4.5.                                          Purchase Permitted by Applicable Law, Etc.  On the date of Closing, each purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which each Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject any Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by any Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.                                          Related Transactions.  The Company and the Issuer, as the case may be, shall have (a) consummated the sale of the entire principal amount of the Notes scheduled to be sold on the date of Closing pursuant to this Agreement, (b) consummated the IPO via the sale by Cendant Finance Holding Corporation of substantially all of the Common Stock owned by

Cendant Corporation and its affiliates (collectively, excluding the Company and its Subsidiaries, “Cendant”), and (c) executed and delivered the Bank Credit Agreement and such Bank Credit Agreement shall provide for a revolving credit commitment of not less than $100,000,000.

Section 4.7.                                          Payment of Special Counsel Fees.  Without limiting the provisions of Section 15.1, the Company and the Issuer shall pay on the Closing, the reasonable fees, reasonable charges and reasonable disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a reasonably detailed statement of such counsel rendered to the Company or the Issuer at least one Business Day prior to the Closing.

Section 4.8.                                          Private Placement Number.  Special counsel to the Purchasers shall have obtained Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) for the Notes.

Section 4.9.                                          Changes in Corporate Structure.  Neither the Company nor the Issuer shall have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10.                                   Subsidiary Guaranty.  The Subsidiary Guaranty shall have been duly authorized, executed and delivered by each Subsidiary Guarantor, shall constitute the legal, valid and binding contract and agreement of each Subsidiary Guarantor except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and such Purchaser shall have received a true, correct and complete copy thereof.

Section 4.11.                                   Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and such Purchaser’s special counsel, and such Purchaser and such Purchaser’s special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such Purchaser’s special counsel may reasonably request.

The obligation of the Issuer to issue and sell the Notes to the Purchasers at Closing is subject to the fulfillment to the Issuer’s satisfaction, prior to or at the Closing, of the condition referred to in clause (b) of Section 4.6 hereof.

Section 5.                                            Representations and Warranties of the Company and the Issuer.

The Company and the Issuer jointly and severally represent and warrant to each Purchaser that:

Section 5.1.                                          Organization; Power and Authority.  Each of the Company and the Issuer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the Company and the Issuer has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes, as the case may be, and to perform the provisions hereof and thereof.

Section 5.2.                                          Authorization, Etc.  This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company and the Issuer, as the case may be, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company and of the Issuer enforceable against the Issuer, as the case may be, in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.                                          Disclosure.  The Company, has authorized its agent, J.P. Morgan Securities Inc., to deliver to each Purchaser a copy of (i) a Private Placement Memorandum, dated April 23, 2004, together with the Appendices thereto, including Amendment No. 2 to the Company’s Registration Statement on Form S-1 (the “Placement Memorandum”) and (ii) a supplement to such Placement Memorandum, dated June 18, 2004 including the Appendix thereto consisting of Amendment No. 5 to the Company’s Registration Statement on Form S-1 (the Placement Memorandum as so supplemented is herein referred to as the “Memorandum”) which relate to the transactions contemplated hereby.  The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries.  This Agreement and the Memorandum, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Memorandum, since April 30, 2004, there has been no change in the financial condition, operations, business or properties of the Company or any of its Subsidiaries except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Company or the Issuer that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum.  The Company was incorporated on February 27, 2004, it issued and sold for $1.00 100 shares of Common Stock to Cendant in connection with its organization and on March 1, 2004, all of the issued and outstanding shares of capital stock of the Issuer were transferred by Cendant to the Company.  On May 12, 2004, the Company distributed a stock dividend of 37,499,900 shares of Common Stock to Cendant Finance Holding Corporation, which increased the aggregate number of shares of Common Stock of the Company outstanding to 37,500,000 shares.  As of the date hereof, the Company does not have any Material amount of assets or liabilities other than such capital stock of the Issuer and, except as disclosed in the Memorandum, immediately prior to the date of the Closing, the Company will not have any Material amount of assets or liabilities other than such capital stock.

Section 5.4.                                          Organization and Ownership of Shares of Subsidiaries.  (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of the Company’s Material Subsidiaries, showing, as to each such Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock outstanding owned by the Company and each other Subsidiary.  The Company’s directors and executive officers are listed in the Memorandum.

(b)                                 All of the outstanding shares of capital stock of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except Permitted Liens).

(c)                                  Each Subsidiary identified in Schedule 5.4 is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)                                 No Material Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5.                                          Financial Statements.  The consolidated financial statements of the Company and its Subsidiaries and for the three years ended April 30, 2004 are included in the Memorandum.  All of said financial statements (including in each case the related notes thereto) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto.

Section 5.6.                                          Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by the Company and the Issuer, as the case may be, of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental

Authority applicable to the Company or any Subsidiary, or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.  The offer and sale of the Notes in the manner provided in this Agreement will not have a Material Adverse Effect on the licenses and permits required by the Company and its Subsidiaries to conduct business in the jurisdictions in which they currently conduct their business.

Section 5.7.                                          Governmental Authorizations, Etc.  Assuming the accuracy of the representations and warranties of the Purchasers set forth herein and of J.P. Morgan Securities Inc. regarding the manner in which the Notes were offered and the status of the offerees of the Notes under the Securities Act, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company and the Issuer, as the case may be, of this Agreement or the Notes.

Section 5.8.                                          Litigation; Observance of Statutes and Orders.  (a) There are no actions, suits or proceedings pending or, to the knowledge of the Company or the Issuer, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)                                 Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9.                                          Taxes.  The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, except for tax returns the failure of which to file would not have a Material Adverse Effect, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established reserves in accordance with GAAP.  Neither the Company nor the Issuer knows of any basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate.  The federal income tax liabilities of the Company and its Subsidiaries, or of the affiliated group of which the Company and its Subsidiaries are members, as the case may be, have been determined by the Internal Revenue Service and paid for all taxable years ended on or prior to December 31, 1997.

Section 5.10.                                   Title to Property; Leases.  The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens, other than Permitted Liens.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11.                                   Licenses, Permits, Etc.  (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others except for those conflicts, that, individually or in the aggregate, could not have a Material Adverse Effect;

(b)                                 To the best knowledge of the Company or the Issuer, no financial product or service of the Company or any of its Subsidiaries infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

(c)                                  To the best knowledge of the Company or the Issuer, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

Section 5.12.                                   Compliance with ERISA.  (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA) that has not been satisfied in full, and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)                                 The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans) sponsored or maintained by the Company or its Subsidiaries, determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities.  The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in Section 3 of ERISA.

(c)                                  The Company and its ERISA Affiliates have not incurred any withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)                                 The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)                                  The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company and the Issuer, as the case may be, in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of each Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13.                                   Private Offering by the Company.  Neither the Company, the Issuer nor anyone acting on the their behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than 75 “Qualified Institutional Buyers,” as defined in Rule 144A under the Securities Act and no more than two or three other institutional accredited investors, as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, each of which has been offered the Notes in connection with a private sale for investment and not through any form of general solicitation or general advertising.  Neither the Company, the Issuer nor anyone acting on their behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.  The representations and warranties contained in this Section 5.13 are based in part on representations and warranties received by the Company and the Issuer from J.P. Morgan Securities Inc. regarding the manner in which the Notes were offered and the status of the offerees of the Notes under the Securities Act and the representations and warranties of the Purchasers contained herein.

Section 5.14.                                   Use of Proceeds; Margin Regulations.  The Issuer will apply the proceeds of the sale of the Notes to pay a special dividend to the Company which will apply such proceeds to pay the cash portion of the Special Dividend from the Company to Cendant.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Issuer in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 1% of the value of the consolidated assets of the Company and its Subsidiaries and the Company and the Issuer do not have any present intention that margin stock will constitute more than 1% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.                                   Existing Debt; Future Liens.  (a) Except as disclosed in the Memorandum, the Company and its Subsidiaries, on a consolidated basis, do not, and as of the date of the Closing will not, have any outstanding Debt.  Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Subsidiary, and no event or condition exists with respect to any Debt of the Company or any Subsidiary, that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)                                 Neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.3.

Section 5.16.                                   Foreign Assets Control Regulations, Etc.  Neither the sale of the Notes by the Issuer hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or is in violation of any federal statute or Presidential Executive Order, including without limitation Executive Order 13224 66 Fed. Reg. 49079 (September 25, 2001) (Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit or Support Terrorism), or The USA Patriot Act.

Section 5.17.                                   Status under Certain Statutes.  Neither the Company nor any Subsidiary is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18.                                   Environmental Matters.  Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them, or other assets, alleging damage to the environment or any violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.  Except as otherwise disclosed to each Purchaser in writing:

(a)                                  neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, for violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties or to other assets now or formerly owned, leased or operated by any of them or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(b)                                 neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in each case in a manner contrary to any Environmental Laws and in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(c)                                  all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.19.                                   Solvency.  After giving effect to the sale of the Notes and the application of the proceeds thereof, (a) the fair value of Company’s consolidated assets, or the Issuer’s consolidated assets, as the case may be, will be in excess of the total amount of the Company’s liabilities, or the Issuer’s liabilities, as the case may be, including, without limitation, contingent obligations, (b) each of the Company and the Issuer will be able to pay its debts as they mature, and (c) each of the Company and the Issuer will not have unreasonably small capital to carry on its business.

Section 6.                                            Representations of the Purchaser.

Section 6.1.                                          Purchase for Investment.  Each Purchaser represents that it (i) is a “Qualified Institutional Buyer” as defined in Rule 144A under the Securities Act, and (ii) is purchasing the Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds that also are Qualified Institutional Buyers and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or such pension or trust funds’ property shall at all times be within such Purchaser’s or such pension or trust funds’ control.  Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Issuer is not required to register the Notes.  Each Purchaser further represents and warrants that it (a) will not sell, transfer or otherwise dispose of the Notes or any interest therein except in a transaction exempt from or not subject to the registration requirements of the Securities Act, (b) was given the opportunity to access such information regarding the Company, the Issuer and the Subsidiary Guarantors as it has requested and (c) was provided with the Memorandum.  Each Purchaser acknowledges that the Notes will bear a restrictive legend substantially in the form set forth in Exhibit 1.

Section 6.2.                                          Source of Funds.  Each Purchaser represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by it to pay the purchase price of the Notes to be purchased by it hereunder:

(a)                                  the Source is an “insurance company general account” within the meaning of Department of Labor Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995) and there is no employee benefit plan, treating as a single plan all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan, exceeds ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement for such Purchaser most recently filed with such Purchaser’s state of domicile; or

(b)                                 the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as such Purchaser prior to the execution and delivery of this Agreement has disclosed to the Issuer in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(c)                                  the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Issuer and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Issuer in writing pursuant to this paragraph (c) prior to the execution and delivery of this Agreement; or

(d)                                 the Source is a governmental plan; or

(e)                                  the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which prior to the execution and delivery of this Agreement has been identified to the Issuer in writing pursuant to this paragraph (e); or

(f)                                    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA; or

(g)                                 the Source is an insurance company separate account maintained solely in connection with the fixed contractual obligations of the insurance company under which the amounts payable, or credited, to any employee benefit plan (or its related trust) and to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account.

If any Purchaser or any subsequent transferee of the Notes indicates that such Purchaser or such transferee is relying on any representation contained in paragraph (b), (c) or (e) above, the Issuer shall deliver on the date of issuance of such Notes and on the date of any applicable transfer a certificate, which shall either state that (i) it is neither a party in interest nor a “disqualified person” (as defined in Section 4975(e)(2) of the Code), with respect to any plan identified pursuant to paragraphs (b) or (e) above, or (ii) with respect to any plan, identified pursuant to paragraph (c) above, neither it nor any “affiliate” (as defined in Section V(c) of the QPAM Exemption) has at such time, and during the immediately preceding one year, exercised the authority to appoint or terminate said QPAM as manager of any plan identified in writing pursuant to paragraph (c) above or to negotiate the terms of said QPAM’s management agreement on behalf of any such identified plan.  As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

Section 7.                                            Information as to Company.

Section 7.1.                                          Financial and Business Information.  The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a)                                  Quarterly Statements — within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)                                     an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)                                  unaudited consolidated statements of operations of the Company and its Subsidiaries as of the end of and for such fiscal quarter and statements of cash flows of the Company and its Subsidiaries for the then elapsed portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial condition of the companies being reported on and their results of operations and cash flows, subject to changes resulting from normal, recurring year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

(b)                                 Annual Statements — within 90 days after the end of each fiscal year of the Company, duplicate copies of,

(i)                                     a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii)                                  consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP, and accompanied by an opinion thereon of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing, which opinion shall state that such consolidated financial statements present fairly, in all material respects, the financial condition of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP consistently applied, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(b);

(c)                                  SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission containing information of a financial nature, and (iii) all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are reasonably likely to have a Material Adverse Effect on the Company; provided that if any holder has indicated in writing to the Company that notices under this Section 7.1(c) may be delivered electronically, then such notices may be so delivered; provided, further, that written copies of such electronic copies shall be delivered concurrently with the financial statements referred to in Section 7.1(a) and (b);

(d)                                 Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 12(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto and, in addition, so long as any such Default or Event of Default shall exist, the Company shall provide prior written notice at least three Business Days before the Company declares or makes any Restricted Payment;

(e)                                  ERISA Matters — promptly, and in any event within five days after a

Responsible Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company, the Issuer or an ERISA Affiliate proposes to take with respect thereto:

(i)                                     with respect to any Plan, any reportable event, as defined in Section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date thereof; or

(ii)                                  the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company, the Issuer or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)                               Any event, transaction or condition that could result in the incurrence of any liability by the Company, the Issuer or any ERISA Affiliate pursuant to Title I or IV of ERISA or the imposition of a penalty or excise tax under the provisions of the Code relating to employee benefit plans, or the imposition of any Lien on any of the rights, properties or assets of the Company, the Issuer or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)                                    Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g)                                 Auditor’s Letter –– concurrently with any delivery of financial statements under Section 7.1(b), or promptly thereafter, a letter addressed to the board of directors of the Company from the accounting firm that reported on such financial statements stating that, in connection with the accounting firm’s audits, nothing came to the attention of such firm that caused it to believe that the Company failed to comply with Sections 10.1 or 10.2 insofar as such Sections relate to financial and accounting matters, and that such accounting firm’s audit was not directed primarily toward obtaining knowledge of noncompliance with such Sections;

(h)                                 Projections –– following the request of any Institutional Investor which is a holder of the Notes made prior to the commencement of any fiscal year, the Company shall provide such holder with financial projections of the Company and its consolidated Subsidiaries for such fiscal year concurrently with the delivery of the financial statements referred to in Section 7.1(b) (it being understood that the Company may obtain assurance from such holder that such information is subject to the confidentiality provisions set forth in Section 21 of this Agreement); and

(i)                                     Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested in writing by any such holder of Notes.

Section 7.2.                                          Officer’s Certificate.  Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a)                                  Covenant Compliance — the information (including reasonably detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.1, Section 10.2, Section 10.3(m), Section 10.5 and Section 10.9 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)                                 Event of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3.                                          Inspection.  The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)                                  No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times during normal business hours and as often as may be reasonably requested in writing; and

(b)                                 Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

Section 8.                                            Payment of the Notes.

Section 8.1.                                          Required Payments.  The entire principal amount of the Notes shall become due and payable on June 25, 2009.

Section 8.2.                                          Optional Prepayment of the Notes with LIBOR Breakage Amount.  (a) Subject to the last sentence of this paragraph, the Issuer may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $1,000,000 in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the LIBOR Breakage Amount (unless the date specified for prepayment is a regularly scheduled Interest Payment Date).  The Issuer will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 20 Business Days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each such Note held by such holder to be prepaid (determined in accordance with Section 8.2(b)), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid and shall state that the LIBOR Breakage Amount will be payable if such prepayment is not on a regularly scheduled Interest Payment Date and that such holder is required to calculate such amount and submit such calculation in reasonable detail to the Issuer not less than two Business Days prior to the date of prepayment.  Notwithstanding the foregoing, the Issuer may not prepay the Notes prior to June 25, 2005.

(b)                                 In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.

(c)                                  The term “LIBOR Breakage Amount” shall mean any loss reasonably incurred by any holder of a Note in the reemployment of the funds released by any prepayment of any Note.  Each holder shall determine the LIBOR Breakage Amount with respect to the principal amount of its Notes then being paid or prepaid by written notice to the Issuer setting forth such determination in reasonable detail not less than two Business Days prior to the date of prepayment in the case of any prepayment pursuant to Section 8.2(a) and not less than one Business Day in the case of any payment required by Section 13.1.  Each such determination shall be presumptively correct absent manifest error.

Section 8.3.                                          Maturity; Surrender, Etc.  In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable LIBOR Breakage Amount, if any.  From and after such date, unless the Issuer shall fail to pay such principal amount when so due and payable, together with the interest and LIBOR Breakage Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Issuer and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.4.                                          Purchase of Notes.  The Company and the Issuer will not and will not permit any Subsidiary of the Company to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes.  The Issuer will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.5.                                          Change in Control.

(a)                                  Notice of Change in Control or Control Event.  The Company will, within ten days after any Responsible Officer has actual knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to subparagraph (b) of this Section 8.5.  If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (c) of this Section 8.5 and shall be accompanied by the certificate described in subparagraph (g) of this Section 8.5.

(b)                                 Condition to Company Action.  The Company will not take any action that consummates or finalizes a Change in Control unless (i) at least 20 days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in subparagraph (c) of this Section 8.5, accompanied by the certificate described in subparagraph (g) of this Section 8.5, and (ii) contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.5.

(c)                                  Offer to Prepay Notes.  The offer to prepay Notes contemplated by subparagraphs (a) and (b) of this Section 8.5 shall be an offer to prepay, in accordance with and subject to this Section 8.5, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”).  If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 8.5, such date shall be not less than 20 days and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 30th day after the date of such offer).

(d)                                 Acceptance/Rejection.  A holder of Notes may accept the offer to prepay made pursuant to this Section 8.5 by causing a notice of such acceptance to be delivered to the Company at least 5 days prior to the Proposed Prepayment Date.  A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.5 shall be deemed to constitute a rejection of such offer by such holder.

(e)                                  Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.5 shall be at 100% of the principal amount of such Notes together with interest on such Notes accrued to the date of prepayment.  On the Business Day preceding the date of prepayment, the Company shall deliver to each holder of Notes being prepaid a statement showing the amount due in connection with such prepayment and setting forth the details of the computation of such amount.  The prepayment shall be made on the Proposed Prepayment Date except as provided in subparagraph (f) of this Section 8.5.

(f)                                    Deferral Pending Change in Control.  The obligation of the Company to prepay Notes pursuant to the offers required by subparagraph (c) and accepted in accordance with subparagraph (d) of this Section 8.5 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made.  In the event that such Change in Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change in Control occurs.  The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.5 in respect of such Change in Control shall be deemed rescinded).

(g)                                 Officer’s Certificate.  Each offer to prepay the Notes pursuant to this Section 8.5 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.5; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.5 have been fulfilled; (vi) in reasonable detail, the nature and date of the Change in Control; and (vii) that the failure to respond to such offer of prepayment shall constitute a rejection of such offer.

(h)                                 “Change in Control” Defined.  “Change in Control” means each and every issue, sale or other disposition of shares of voting stock of the Company which results in any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), becoming the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date of the Closing), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the Company’s voting stock, or if such person acquires the right to elect a majority of the board of directors of the Company.

(i)                                     “Control Event” Defined.  “Control Event” means:

(a)                                  the execution by the Company or any of its Subsidiaries or Affiliates of any agreement or binding letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, could reasonably be expected to result in a Change in Control;

(b)                                 the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control; or

(c)                                  the making of any written offer by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the common stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control unless such offer is rejected or expires pursuant to its terms prior to the date on which notice of such Change in Control is required to be delivered pursuant to Section 8.5(a).

Section 9.                                            Affirmative Covenants.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1.                                          Compliance with Law.  The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.2.                                          Insurance.  The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3.                                          Maintenance of Properties.  The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties Material to the conduct of their respective businesses in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.4.                                          Payment of Taxes and Claims.  The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Subsidiary has established reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the non-filing or nonpayment, as the case may be, of all such taxes and assessments in the aggregate could not have a Material Adverse Effect.

Section 9.5.                                          Corporate Existence, Etc.  Subject to Sections 10.5 and 10.6, the Company will at all times preserve and keep in full force and effect its corporate existence, and will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises Material to the conduct of the business of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6.                                          Additional Subsidiary Guarantors.  The Company will cause each Domestic Subsidiary which is required by the terms of the Bank Credit Agreement to become a party to, or otherwise guarantee, Debt outstanding under such Bank Credit Agreement, to enter into the Subsidiary Guaranty and deliver to each of the holders of the Notes (concurrently with the incurrence of any such obligation pursuant to such Bank Credit Agreement) the following items:

(a)                                  a joinder agreement in respect of the Subsidiary Guaranty;

(b)                                 a certificate signed by the President, a Vice President or another authorized Responsible Officer of the Company making representations and warranties to the effect of those contained in Sections 5.4, 5.6 and 5.7, with respect to such Subsidiary and the Subsidiary Guaranty, as applicable; and

(c)                                  an opinion of counsel (who may be in-house counsel for the Company) addressed to each of the holders of the Notes reasonably satisfactory to the Required Holders, to the effect that the Subsidiary Guaranty has been duly authorized, executed and delivered by such Subsidiary Guarantor and that the Subsidiary Guaranty constitutes the legal, valid and binding contract and agreement of such Subsidiary Guarantor enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 10.                                      Negative Covenants.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1.                                   Consolidated Leverage Ratio.  The Company will not permit:

(a)                                  the Consolidated Leverage Ratio to exceed (i) 3.25 to 1.00 on or prior to April 30, 2005, (ii) 3.00 to 1.00 on or after May 1, 2005 to and including April 30, 2006, and (iii) 2.50 to 1.00 on or after May 1, 2006; and

(b)                                 Priority Debt to exceed 15% of Consolidated Net Tangible Assets as of any Calculation Date.

Section 10.2.                                   Consolidated Fixed Charge Coverage Ratio.  The Company will not permit the Consolidated Fixed Charge Coverage Ratio to be less than (i) 3.00 to 1.00 on or prior to April 30, 2006, and (iii) 3.50 to 1.00 on or after May 1, 2006.

Section 10.3.                                   Limitation on Liens.    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

(a)                                  Liens for taxes, assessments or other governmental charges that are not yet due and payable or the payment of which is not at the time required by Section 9.4;

(b)                                 judgment liens in respect of judgments that do not constitute an Event of Default under clause (i) of Section 12;

(c)                                  Liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens for sums not yet due and payable) and Liens to secure the performance of bids, tenders, leases, or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens incurred in the ordinary course of business and not in connection with the borrowing of money;

(d)                                 leases or subleases granted to others, easements, rights-of-way, minor survey exceptions, restrictions and other similar charges or encumbrances, in each case incidental to the ownership of property or assets or the ordinary conduct of the business of the Company or any of its Subsidiaries, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

(e)                                  Liens securing Debt of a Subsidiary owed to the Company or to a Wholly-Owned Subsidiary;

(f)                                    Liens existing as of the date of Closing and reflected in Schedule 10.3;

(g)                                 Liens incurred after the date of Closing given to secure the payment of the purchase price incurred in connection with the acquisition, construction or improvement of property (other than accounts receivable or inventory) useful and intended to be used in carrying on the business of the Company or a Subsidiary, including Liens existing on such property at the time of acquisition or construction thereof, or Liens incurred within 180 days of such acquisition or the completion of such construction or improvement, provided that (i) the Lien shall attach solely to the property acquired, purchased, constructed or improved; (ii) at the time of acquisition, construction or improvement of such property, the aggregate amount remaining unpaid on all Debt secured by Liens on such property, whether or not assumed by the Company or a Subsidiary, shall not exceed the greater of (y) the cost of such acquisition, construction or improvement or (z) the Fair Market Value of such property (as determined in good faith by one or more officers of the Company to whom authority to enter into the transaction has been delegated by the board of directors of the Company); and (iii) at the time of such incurrence and after giving effect thereto, no Event of Default would exist;

(h)                                 any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by the Company or any Subsidiary at the time such property is so acquired (whether or not the Debt secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of property, (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property, and (iii) at the time of such incurrence and after giving effect thereto, no Event of Default would exist;

(i)                                     any extensions, renewals or replacements of any Lien permitted by the preceding subparagraphs (f), (g), and (h) of this Section 10.3, provided that (i) no additional property shall be encumbered by such Liens, (ii) the unpaid principal amount of the Debt or other obligations secured thereby shall not be increased on or after the date of any extension, renewal or replacement (except to the extent of any premiums and other refinancing costs incurred in connection with such transaction);

(j)                                     customary rights of set off upon deposit accounts and securities accounts of cash in favor of banks or other depository institutions and other securities intermediaries;

(k)                                  Liens in the nature of licenses that arise in the ordinary course of business of the Company or any of its Subsidiaries;

(l)                                     any call or similar right in the nature of a right of first offer or a first refusal right of a third party that is an investor in a joint venture or a Subsidiary of the Company in the case of equity interests issued by such joint venture or qualifying shares or similar arrangements designed to satisfy requirements of applicable laws in the case of equity interests issued by a joint venture or Subsidiary so long as such call or similar right does not secure Debt of the Company or any Subsidiary; and

(m)                               in addition to the Liens permitted by the preceding subparagraphs (a) through (1), inclusive, of this Section 10.3, Liens securing obligations of the Company or any Subsidiary, provided that the aggregate principal amount of obligations secured by Liens pursuant to this Section 10.3(m) shall not exceed the limitations set forth in Section 10.1(b).

Section 10.4                                      Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its Common Stock or warrants, options or other rights entitling the holder thereof to purchase or acquire shares of its Common Stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Capital Stock, (c) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company, the Issuer and their respective Subsidiaries, (d) any Subsidiary may make Restricted Payments to the Company and the Issuer or any of their Subsidiaries, (e) the Company may make Restricted Payments not otherwise permitted hereunder in an aggregate amount since the date of the Closing not to exceed 30% of Consolidated Net Income for the period commencing on May 1, 2003 and ending on April 30 of the fiscal year preceding the year in which such Restricted Payment is made, on a cumulative basis, (f) the Company may use proceeds from the underwriters’ over-allotment option in the IPO for repurchases of Common Stock, and (g) the Company may declare and pay the Special Dividend.

Section 10.5.                                   Sales of Assets.  The Company will not, and will not permit any Subsidiary to, sell, lease or otherwise dispose of any assets of the Company and its Subsidiaries (including any such disposition of the equity interest of the Company or any Subsidiary in another Subsidiary which arises through a merger or consolidation between such Subsidiary and any other Person) in excess of the Threshold Amount (as defined below); provided, however, that the Company or any Subsidiary may sell, lease or otherwise dispose of assets in excess of the Threshold Amount if such assets are sold in an arms length transaction and, at such time and after giving effect thereto, no Event of Default shall have occurred and be continuing and an amount equal to the Net Proceeds received from such sale, lease or other disposition shall be used within 365 days of such sale, lease or disposition, in any combination:

(1)                                  to acquire productive assets (other than cash or cash equivalents) used or useful in carrying on the business of the Company and its Subsidiaries (including equity interests in entities which will become Subsidiaries); or

(2)                                  to prepay or retire Senior Debt of the Company and/or its Subsidiaries.

As used in this Section 10.5, a sale, lease or other disposition of assets shall be deemed to be in excess of the “Threshold Amount” of the assets of the Company and its Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Subsidiaries during the period of 12 consecutive months ending on the date of such sale, lease or other disposition, exceeds 10% of the book value of Consolidated Total Assets, determined as of the end of the fiscal quarter immediately preceding such sale, lease or other disposition; provided that there shall be excluded from any determination of Threshold Amount (i) any sale, lease or disposition of assets in the ordinary course of business of the Company and its Subsidiaries, (ii) any sale, lease or disposition of assets from the Company to any Subsidiary or from any Subsidiary to the Company or a Subsidiary, and (iii) the Special Dividend.

Section 10.6.                                   Merger, Consolidation.  Neither the Company nor the Issuer will consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person; provided that the foregoing restriction does not apply to the consolidation or merger of the Company or the Issuer, as the case may be, with, or the conveyance, transfer or lease of substantially all of the assets of the Company or the Issuer, as the case may be, in a single transaction or series of transactions to, any Person so long as:

(a)                                  the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company or the Issuer as an entirety, as the case may be (the “Successor Corporation”), shall be a solvent corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b)                                 if the Company or the Issuer, as the case may be, is not the Successor Corporation, such corporation shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and, in the case of any successor to the Issuer, the Notes (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders), and the Company shall have caused to be delivered to each holder of Notes an opinion of nationally recognized outside counsel, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(c)                                  the Company or any such Successor Corporation would be in compliance with Sections 10.1 and 10.2 on a pro forma basis for the Four Quarter Period ending immediately prior to such merger or consolidation and after giving effect thereto; and

(d)                                 immediately after giving effect to such transaction no Default or Event of Default would exist.

Section 10.7.                                   Nature of Business.  The Company will not, and will not permit any Subsidiary to, engage in any business, if, as a result, the general nature of the business of the Company and its Subsidiaries, when taken as a whole, would be substantially changed from the general nature of the business of the Company and its Subsidiaries, when taken as a whole, on the date of this Agreement.

Section 10.8.                                   Transactions with Affiliates.  The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except upon fair and reasonable terms not Materially less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.  Notwithstanding the foregoing, the provisions set forth in the immediately preceding sentence will not apply to: (i) the Special Dividend, (ii) transactions with Affiliates solely in their capacity as holders of Debt or Capital Stock of the Company or any of its Subsidiaries, where such Affiliates are treated no more favorably than holders of such Debt or such Capital Stock generally; and (iii) any agreement disclosed in the Memorandum as in effect as of the date of the Closing or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the date of the Closing.

Section 10.9.                                   Subsidiaries.  The Company will not at any time permit more than (i) 5% of Consolidated Total Assets, (ii) 5% of Consolidated Net Worth, or (iii) 5% of consolidated revenues of the Company and its Subsidiaries to be held by, or attributable to, Subsidiaries which are not the Issuer and the Subsidiary Guarantors.  The Company will not at any time, directly or indirectly, own less than 95% of the voting stock or other voting equity interest in the Issuer and each Material Subsidiary.  The Company will not permit any Subsidiary, other than a Domestic Subsidiary, to become a co-obligor or to guarantee Debt under the Bank Credit Agreement.

Section 11.                                      Guaranty by the Company.

Section 11.1.                                   Guaranty by the Company.  The Company does hereby irrevocably, absolutely and unconditionally guarantee unto the holders:  (1) the full and prompt payment of the principal of, LIBOR Breakage Amount, if any, and interest on the Notes from time to time outstanding, as and when such payments shall become due and payable, whether by lapse of time, upon redemption or prepayment, by extension or by acceleration or declaration or otherwise (including (to the extent legally enforceable) interest due on overdue payments of principal, LIBOR Breakage Amount, if any, and interest) in Federal or other immediately available funds of the United States of America which at the time of payment or demand therefor shall be legal tender for the payment of public and private debts, (2) the full and prompt performance and observance by the Issuer of each and all of the obligations, covenants and agreements required to be performed or owed by the Issuer under the terms of the Notes and this Agreement and (3) the full and prompt payment, upon demand by any holder, of all reasonable and documented costs and expenses, legal or otherwise (including reasonable and documented attorneys’ fees), if any, as shall have been expended or incurred in the protection or enforcement of any rights, privileges or liabilities in favor of the holders under or in respect of the Notes, this Agreement or in any action in connection therewith and in each and every case irrespective of the validity, regularity, or enforcement of any of the Notes or this Agreement or any of the terms thereof or any other like circumstance or circumstances.

Section 11.2.                                   Guaranty of Payment and Performance.  This is a guarantee of payment and performance and the Company hereby waives, to the fullest extent permitted by law, any right to require that any action on or in respect of any Note or this Agreement be brought against the Issuer or any other Person or that resort be had to any direct or indirect security for the Notes or for this Agreement or any other remedy.  Any holder may, at its option, proceed hereunder against the Company in the first instance to collect monies when due, the payment of which is guaranteed hereby, without first proceeding against the Issuer or any other Person and without first resorting to any direct or indirect security for the Notes or for this Agreement or any other remedy.  The liability of the Company hereunder shall in no way be affected or impaired by any acceptance by any holder of any direct or indirect security for, or other guaranties of, any Debt, liability or obligation of the Issuer or any other Person to any holder or by any failure, delay, neglect or omission by any holder to realize upon or protect any such guarantees, Debt, liability or obligation or any notes or other instruments evidencing the same or any direct or indirect security therefor or by any approval, consent, waiver, or other action taken, or omitted to be taken by any such holder.

Section 11.3.                                   General Provisions Relating to Guaranty by the Company of Issuer’s Obligations under this Agreement and the Notes.  (a) The Company hereby consents and agrees that any holder or holders from time to time may, without in any manner affecting the liability of the Company under this Agreement, and upon such terms and conditions as any such holder or holders may deem advisable:

(1)                                  extend in whole or in part (by renewal or otherwise), modify, increase, change, compromise, release or extend the duration of the time for the performance or payment of any Debt, liability or obligation of the Issuer or of any other Person secondarily or otherwise liable for any Debt, liability or obligations of the Issuer on the Notes, or waive any Default with respect thereto, or waive, modify, amend or change any provision of any other agreement or this Agreement (to the extent permitted by Section 18.1); or

(2)                                  sell, release, surrender, modify, impair, exchange or substitute any and all property, of any nature and from whomsoever received, held by, or for the benefit of, any such holder as direct or indirect security for the payment or performance of any Debt, liability or obligation of the Issuer or of any other Person secondarily or otherwise liable for any Debt, liability or obligation of the Issuer on the Notes; or

(3)                                  settle, adjust or compromise any claim of the Issuer against any other Person secondarily or otherwise liable for any Debt, liability or obligation of the Issuer on the Notes.

The Company hereby ratifies and confirms any such extension, renewal, change, sale, release, waiver, surrender, exchange, modification, amendment, impairment, substitution, settlement, adjustment or compromise and that the same shall be binding upon it, and hereby waives, to the fullest extent permitted by law, any and all defenses, counterclaims or offsets which it might or could have by reason thereof, it being understood that the Company shall at all times be bound by this Agreement and remain liable hereunder.

(b)                                 The Company hereby waives, to the fullest extent permitted by law:

(1)                                  notice of acceptance of this guarantee by the holders or of the creation, renewal or accrual of any liability of the Issuer, present or future, or of the reliance of such holders upon this guarantee (it being understood that all Debt, liabilities and obligations described in Section 11.1 hereof shall conclusively be presumed to have been created, contracted or incurred in reliance upon the execution of this Agreement by the Company); and

(2)                                  demand of payment by any holder from the Issuer or any other Person indebted in any manner on or for any of the Debt, liabilities or obligations hereby guaranteed; and

(3)                                  presentment for the payment by any holder or any other Person of the Notes or any other instrument, protest thereof and notice of its dishonor to any party thereto and to the Company.

The obligations of the Company under this guarantee and the rights of any holder to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, shall not be subject to any reduction, limitation, impairment or termination, whether by reason of any claim of any character whatsoever or otherwise and shall not be subject to any defense, set-off, counterclaim (other than any compulsory counterclaim), recoupment or termination whatsoever.

(c)                                  The obligations of the Company hereunder shall be binding upon the Company and its successors and assigns, and shall remain in full force and effect irrespective of:

(1)                                  the genuineness, validity, regularity or enforceability of the Notes, this Agreement or any other agreement or any of the terms of any thereof, the continuance of any obligation on the part of the Issuer, or any other Person on or in respect of the Notes or under the Agreement or any other agreement or the power or authority or the lack of power or authority of the Issuer to issue the Notes or the Issuer to execute and deliver this Agreement or any other agreement or to perform any of its obligations hereunder or the existence or continuance of the Issuer or any other Person as a legal entity; or

(2)                                  any default, failure or delay, willful or otherwise, in the performance by the Issuer or any other Person of any obligations of any kind or character whatsoever under the Notes, this Agreement or any other agreement; or

(3)                                  any creditors’ rights, bankruptcy, receivership or other insolvency proceeding of the Issuer or any other Person or in respect of the property of the Issuer or any other Person or any merger, consolidation, reorganization, dissolution, liquidation, the sale of all or substantially all of the assets of or winding up of the Issuer or any other Person; or

(4)                                  impossibility or illegality of performance on the part of the Issuer or any other Person of its obligations under the Notes, this Agreement or any other agreements; or

(5)                                  in respect of the Issuer, or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Issuer, or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotion, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Issuer or any other Person and whether or not of the kind hereinbefore specified; or

(6)                                  any attachment, claim, demand, charge, Lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, Debt, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against the Issuer or any other Person or any claims, demands, charges or Liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable in respect of the Notes or under this Agreement, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided; or

(7)                                  any order, judgment, decree, ruling or regulation (whether or not valid) of any court of any nation or of any political subdivision thereof or any body, agency, department, official or administrative or regulatory agency of any thereof or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by the Issuer or any other Person of its respective obligations under or in respect of the Notes, this Agreement or any other agreement; or

(8)                                  the failure of the Company to receive any benefit from or as a result of its execution, delivery and performance of this Agreement; or

(9)                                  any failure or lack of diligence in collection or protection, failure in presentment or demand for payment, protest, notice of protest, notice of default and of nonpayment, any failure to give notice to the Company of failure of the Issuer, or any other Person to keep and perform any obligation, covenant or agreement under the terms of the Notes, this Agreement or any other agreement or failure to resort for payment to the Issuer or to any other Person or to any other guaranty or to any property, security, Liens or other rights or remedies; or

(10)                            the acceptance of any additional security or other guaranty, the advance of additional money to the Issuer or any other Person, the renewal or extension of the Notes or amendments, modifications, consents or waivers with respect to the Notes, this Agreement or any other agreement, or the sale, release, substitution or exchange of any security for the Notes; or

(11)                            any change in the ownership of any shares of the Issuer, the Company or any other Person; or

(12)                            any defense whatsoever that:  (i) the Issuer or any other Person might have to the payment of the Notes (principal, LIBOR Breakage Amount, if any, or interest), other than payment thereof in Federal or other immediately available funds, or (ii) the Issuer or any other Person might have to the performance or observance of any of the provisions of the Notes, this Agreement or any other agreement, whether through the satisfaction or purported satisfaction by the Issuer, the Company or any other Person of its debts due to any cause such as bankruptcy, insolvency, receivership, merger, consolidation, reorganization, dissolution, liquidation, winding-up or otherwise; or

(13)                            any act or failure to act with regard to the Notes, this Agreement or any other agreement or anything which might vary the risk of the Company or any other Person; or

(14)                            any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Company or any other Person in respect of the obligations of the Company or other Person under this Agreement or any other agreement other than the final and indefeasible payment in full of cash of the Notes;

provided that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this Agreement that the obligations of the Company shall be absolute, irrevocable and unconditional and shall not be discharged, impaired or varied except by the payment of the principal of, premium, if any, and interest on the Notes in accordance with their respective terms whenever the same shall become due and payable as in the Notes provided and all other sums due and payable under this Agreement, at the place specified in and all in the manner and with the effect provided in the Notes and this Agreement, as each may be amended or modified from time to time.  Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Issuer shall default under or in respect of the terms of the Notes or this Agreement and that notwithstanding recovery hereunder for or in respect of any given default or defaults by the Issuer under the Notes or this Agreement, the Guaranty hereunder shall remain in full force and effect and shall apply to each and every subsequent default.

(d)                                 All rights of any holder hereunder may be transferred or assigned at any time and shall be considered to be transferred or assigned at any time or from time to time upon the transfer of any Note whether with or without the consent of or notice to the Company under this Agreement or to the Issuer (except as provided in Section 19 of this Agreement).

(e)                                  To the extent of any payments made under this Agreement, the Company shall be subrogated to the rights of the holder upon whose Notes such payment was made, but the Company covenants and agrees that such right of subrogation shall be subordinate in right of payment to the prior indefeasible final payment in cash in full of all amounts due and owing by the Issuer and the Company with respect to the Notes and this Agreement, and the Company shall not take any action to enforce such right of subrogation, and the Company shall not accept any payment in respect of such right of subrogation, until all amounts due and owing by the Issuer under or in respect of the Notes and this Agreement and all amounts due and owing by the Company hereunder have indefeasibly been finally paid in cash in full.  If any amount shall be paid to the Company in violation of the preceding sentence at any time prior to the later of the indefeasible payment in cash in full of the Notes and all other amounts payable under the Notes and this Agreement, such amount shall be held in trust for the benefit of the holders and shall forthwith be paid to the holders to be credited and applied to the amounts due or to become due with respect to the Notes and all other amounts payable under this Agreement, whether matured or unmatured.  The Company acknowledges that it has received direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this paragraph (e) is knowingly made as a result of the receipt of such benefits.

(f)                                    The Company agrees that to the extent the Issuer, or any other Person makes any payment on any Note, which payment or any part thereof is subsequently invalidated, voided, declared to be fraudulent or preferential, set aside, recovered, rescinded or is required to be retained by or repaid to a trustee, receiver, or any other Person under any bankruptcy code, common law, or equitable cause, then and to the extent of such payment, the obligation or the part thereof intended to be satisfied shall be revived and continued in full force and effect with respect to the Company’s obligations hereunder, as if said payment had not been made.  The liability of the Company hereunder shall not be reduced or discharged, in whole or in part, by any payment to any holder from any source that is thereafter paid, returned or refunded in whole or in part by reason of the assertion of a claim of any kind relating thereto, including, but not limited to, any claim for breach of contract, breach of warranty, preference, illegality, invalidity, or fraud asserted by any account debtor or by any other Person.

(g)                                 No holder shall be under any obligation:  (1) to marshall any assets in favor of the Company or in payment of any or all of the liabilities of the Issuer under or in respect of the Notes or the obligations of the Company hereunder or (2) to pursue any other remedy that the Company may or may not be able to pursue and that may lighten the Company’s burden, any right to which the Company hereby expressly waives.

(h)                                 The obligations of the Company under this Agreement rank pari passu in right of payment with all other Debt of the Company which is not secured or which is not expressly subordinated in right of payment to any other Debt of the Company.

Section 12.                                      Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)                                  the Issuer defaults in the payment of any principal or LIBOR Breakage Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)                                 the Issuer defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)                                  (i) the Company defaults in the performance of or compliance with any term contained in Sections 10.1, 10.2, 10.3(m) or 10.4, or (ii) the Company defaults in the performance of or compliance with any other term contained in Section 10 and such default is not remedied within 20 days after the earlier of (x) a Responsible Officer obtaining actual knowledge of such default and (y) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (c) of Section 12); or

(d)                                 the Company or the Issuer defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 12) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 12); or

(e)                                  any representation or warranty made in writing by or on behalf of the Company or the Issuer or by any officer of the Company or the Issuer in this Agreement or in any certificate of the Company or any Subsidiary delivered on the Closing Date or in any certificate of the Company delivered pursuant to Section 7 proves to have been false or incorrect in any material respect on the date as of which made; or

(f)                                    (i) the Company, the Issuer or any Material Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt other than the Notes that is outstanding in an aggregate principal amount of at least $3,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company, the Issuer or any Material Subsidiary is in default in the performance of or compliance with any term of any instrument, mortgage, indenture or other agreement relating to any Debt other than the Notes in an aggregate principal amount of at least $3,000,000 or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests or any purchase or repayment of Debt on account of the voluntary sale or transfer of the property or asset which secures such Debt and which is permitted by the terms of the agreement pursuant to which such Debt is outstanding), (x) the Company, the Issuer or any Material Subsidiary has become obligated to purchase or repay Debt other than the Notes before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $3,000,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Debt; or

(g)                                 the Company, the Issuer or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)                                 a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, the Issuer or any of its Material Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, the Issuer or any of its Material Subsidiaries, or any such petition shall be filed against the Company, the Issuer or any of its Material Subsidiaries and such petition shall not be dismissed within 90 days; or

(i)                                     a final judgment or judgments at any one time outstanding for the payment of money aggregating in excess $5,000,000 (not paid or fully covered by insurance) are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 90 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 90 days after the expiration of such stay; or

(j)                                     if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company, the Issuer or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $10,000,000, (iv) the Company, the Issuer or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company, the Issuer or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company, the Issuer or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that could increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(k)                                  for any reason any provision of the Subsidiary Guaranty of any Material Subsidiary or Section 11 of this Agreement ceases to be in full force and effect, including, without limitation, a determination by any Governmental Authority that any such Subsidiary Guaranty or such Guaranty by the Company in this Agreement is invalid, void or unenforceable, or any Material Subsidiary shall contest or deny in writing the enforceability of any its obligations under the Subsidiary Guaranty, or the Company shall contest or deny in writing the enforceability of its guaranty obligations set forth in Section 11 of this Agreement.

As used in Section 12(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

Section 13.                                      Remedies on Default, Etc.

Section 13.1.                                   Acceleration.  (a) If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 12 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)                                 If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in aggregate principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company and the Issuer, declare all the Notes then outstanding to be immediately due and payable.

(c)                                  If any Event of Default described in paragraph (a) or (b) of Section 12 has occurred and is continuing, any holder of Notes at the time outstanding affected by such Event of Default may at any time, at its option, by notice or notices to the Company and the Issuer, declare all the Notes held by it to be immediately due and payable.

Upon any Note becoming due and payable under this Section 13.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (i) all accrued and unpaid interest thereon, and (ii) the LIBOR Breakage Amount if any, in respect of such principal amount (to the full extent permitted by applicable law) shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company and the Issuer acknowledge, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Issuer (except as herein specifically provided for), and that the provision for payment of a LIBOR Breakage Amount, if any, by the Issuer in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 13.2.                                   Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 13.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 13.3.                                   Rescission.  At any time after any Notes have been declared due and payable pursuant to clause (b) (other than pursuant to an Event of Default described in paragraphs (g) or (h) of Section 12) or (c) of Section 13.1, the holders of more than 50% in aggregate principal amount of the Notes then outstanding, by written notice to the Company and the Issuer, may rescind and annul any such declaration and its consequences if (a) the Issuer has paid all overdue interest on the Notes, all principal of, or LIBOR Breakage Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal, or LIBOR Breakage Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to any Notes.  No rescission and annulment under this Section 13.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 13.4.                                   No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 13, including, without limitation, the reasonable attorneys’ fees, expenses and disbursements for the holders as set forth in Section 16.

Section 14.                                                                          Registration; Exchange; Substitution of Notes.

Section 14.1.                                   Registration of Notes.  The Issuer shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Issuer shall not be affected by any notice or knowledge to the contrary.  The Issuer shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 14.2.                                   Transfer and Exchange of Notes.  Upon surrender of any Note at the principal executive office of the Issuer for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Issuer shall execute and deliver not more than 10 Business Days following surrender of such Note, at the Issuer’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Note originally issued hereunder.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.1 (other than clause (b) of the second to the last sentence of Section 6.1) and Section 6.2, provided that such holder may (in reliance upon information provided by the Issuer, which shall not be unreasonably withheld) make a representation to the effect that the purchase by such holder of any Note will not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA.  Prior to the registration of the transfer of any Note, the Issuer may require a proposed transferee to confirm that the representations and warranties set forth in Section 6.1 (other than clause (b) of the second to the last sentence of Section 6.1) are applicable to such transferree, and in the case of any transfer in which the registered owner will be registered in the name of a nominee, the name of the beneficial owner of the Note and confirmation that such nominee is not permitted to transfer such Note without the consent of the beneficial owner.

The Notes have not been registered under the Securities Act or under the securities laws of any state and may not be transferred or resold unless registered under the Securities Act and all applicable state securities laws or unless an exemption from the requirement for such registration is available.

Section 14.3.                                   Replacement of Notes.  Upon receipt by the Issuer of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note

(which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)                                  in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)                                 in the case of mutilation, upon surrender and cancellation thereof,

the Issuer at its own expense shall execute and deliver not more than five Business Days following satisfaction of such conditions, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 15.                                      Payments on Notes.

Section 15.1.                                   Place of Payment.  Subject to Section 15.2, payments of principal, LIBOR Breakage Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank in such jurisdiction.  The Issuer may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Issuer in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 15.2.                                   Home Office Payment.  So long as any Purchaser or such Purchaser’s nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Issuer will pay all sums becoming due on such Note for principal, LIBOR Breakage Amount, if any, and interest by the method and at the address specified for such purpose for such Purchaser on Schedule A hereto, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Issuer in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Issuer made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Issuer at its principal executive office or at the place of payment most recently designated by the Issuer pursuant to Section 15.1.  Prior to any sale or other disposition of any Note held by any Purchaser or such Person’s nominee, such Person will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Issuer in exchange for a new Note or Notes pursuant to Section 14.2.  The Issuer will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note.

Section 16.                                      Expenses, Etc.

Section 16.1.                                   Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company and the Issuer jointly and severally agree to pay all reasonable and documented costs and expenses (including reasonable attorneys’ fees of one special counsel for the Purchasers, which such counsel shall be Chapman and Cutler LLP, in connection with the initial sale of the Notes and, if reasonably required, local or other counsel) incurred by the Purchasers and the holders of Notes in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the reasonable and documented costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand by any Governmental Authority issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) to the extent reasonably documented, the reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes.  The Company and the Issuer jointly and severally agree that they will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any reasonable fees, costs or expenses if any, of brokers and finders (other than those retained by the Purchasers).

Section 16.2.                                   Survival.  The obligations of the Company and the Issuer under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

Section 17.                                      Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the related Notes, the purchase or transfer by any Purchaser of any such Note or portion thereof or interest therein and the payment of any Note may be relied upon by any subsequent holder of any such Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of any such Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company or the Issuer pursuant to this Agreement shall be deemed representations and warranties of the Company or the Issuer under this Agreement.  Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the Purchasers, the Company and the Issuer and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 18.                                      Amendment and Waiver.

Section 18.1.                                   Requirements.  This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company, the Issuer and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1,

2, 3, 4, 5, 6 or 22 hereof, or any defined term (as it is used in any such Section), will be effective as to any holder of Notes unless consented to by such holder of Notes in writing, and (b) no such amendment or waiver may, without the written consent of all of the holders of Notes at the time outstanding affected thereby, (i) subject to the provisions of Section 13 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the LIBOR Breakage Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, (iii) amend any of Sections 8, 12(a), 12(b), 13, 18 or 21, or (iv) reduce or alter the scope of the guarantee by the Company of the obligations of the Issuer in respect of this Agreement and the Notes.

Section 18.2.                                   Solicitation of Holders of Notes.

(a)                                  Solicitation.  The Company and the Issuer will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes.  The Company and the Issuer will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)                                 Payment.  Neither the Company nor the Issuer will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by such holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

Section 18.3.                                   Binding Effect, Etc.  Any amendment or waiver consented to as provided in this Section 18 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company and the Issuer without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company, the Issuer and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 18.4.                                   Notes Held by Company, Issuer, Etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company, the Issuer or any of their respective Affiliates shall be deemed not to be outstanding.

Section 19.                                      Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)                                     if to a Purchaser or such Purchaser’s nominee, to such Purchaser or such Purchaser’s nominee at the address specified for such communications in Schedule A to this Agreement, or at such other address as such Purchaser or such Purchaser’s nominee shall have specified to the Company or the Issuer in writing pursuant to this Section 19;

(ii)                                  if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company or the Issuer in writing pursuant to this Section 19; or

(iii)                               if to the Company or the Issuer, to the Company or the Issuer at its address set forth at the beginning hereof to the attention of Chief Financial Officer, or at such other address as the Issuer shall have specified to the holder of each Note in writing.

Notices under this Section 19 will be deemed given only when actually received.

Section 20.                                      Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by each Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to each Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Purchaser may destroy any original document so reproduced.  The Company and the Issuer agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 20 shall not prohibit the Company, the Issuer or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 21.                                      Confidential Information.

For the purposes of this Section 21, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) such Purchaser’s directors, trustees, officers, employees, agents, attorneys and Affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser’s Notes), (ii) such Purchaser’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which such Purchaser sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any Person from which such Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement.  On reasonable request by the Company or the Issuer in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company and the Issuer embodying the provisions of this Section 21.

Section 22.                                      Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of such Purchaser’s Affiliates as the purchaser of the Notes that such Purchaser has agreed to purchase hereunder, by written notice to the Company and the Issuer, which notice shall be signed by both such Purchaser and such Purchaser’s Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6, provided, however, that no such substitution shall relieve the original Purchaser from its obligation to purchase Notes hereunder.  Upon receipt of such notice, wherever the word “Purchaser” is used in this Agreement (other than in this Section 22), such word shall be deemed to refer to such Affiliate in lieu of such Purchaser.  In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to such Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company and the Issuer of notice of such transfer, wherever the word “Purchaser” is used in this Agreement (other than in this Section 22), such word shall no longer be deemed to refer to such Affiliate, but shall refer to such Purchaser, and such Purchaser shall have all the rights of an original holder of the Notes under this Agreement.

Section 23.                                      Miscellaneous.

Section 23.1.                                   Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 23.2.                                   Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of LIBOR Breakage Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

Section 23.3.                                   Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 23.4.                                   Construction.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 23.5.                                   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 23.6.                                   Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

*   *   *   *   *

The execution hereof by the Purchasers shall constitute a contract among the Company, the Issuer and the Purchasers for the uses and purposes hereinabove set forth.  This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Very truly yours,

Jackson Hewitt Tax Service Inc.

By:	/s/ Michael D. Lister
	Name:	Michael D. Lister
	Title:	President and Chief Executive Officer

Jackson Hewitt Inc.

By:	/s/ Michael D. Lister
	Name:	Michael D. Lister
	Title:	President and Chief Executive
Officer

Accepted as of the first date written above.

SunAmerica Life Insurance Company

By:	AIG Global Investment Corp., Investment Adviser

	By:	/s/ Lori J. White
		Name:	Lori J. White
		Title:	Vice President

Jackson Hewitt Tax Service Inc.

Note Purchase Agreement

Accepted as of the first date written above.

Monumental Life Insurance Company

By:	/s/ Mary T. Pech
	Name:	Mary T. Pech
	Title:	Vice President

Accepted as of the first date written above.

ING USA Annuity and Life Insurance Company
ING Life Insurance and Annuity Company

By:	ING Investment Management LLC, as Agent

	By:	/s/ Christopher P. Lyons
		Name:	Christopher P. Lyons
		Title:	Senior Vice President

Accepted as of the first date written above.

Connecticut General Life Insurance Company

By:	CIGNA Investments, Inc. (authorized agent)

	By:	/s/ Deborah B. Wiacek
		Name:	Deborah B. Wiacek
		Title:	Managing Director

Accepted as of the first date written above.

Principal Life Insurance Company

By:	Principal Global Investors, LLC a Delaware limited liability company, its authorized signatory

	By:	/s/ Christopher J. Henderson
		Name:	Christopher J. Henderson
		Title:	Counsel

	By:	/s/ Elizabeth D. Swanson
		Name:	Elizabeth D. Swanson
		Title:	Counsel

Accepted as of the first date written above.

The Travelers Insurance Company

By:	/s/ John A. Wills
	Name:	John A. Wills
	Title:	Investment Officer

Information Relating to Purchasers

Name and Address of Purchaser	Principal Amount of Notes to be Purchased

SunAmerica Life Insurance Company c/o AIG Global Investment Group 2929 Allen Parkway, A36-01 Houston, Texas 77019-2155 Attention: Legal Department – Investment Management Fax: (713) 831-2328	$65,000,000

Payments

All payments on or in respect of the Notes to be made by bank wire transfer of Federal or other immediately available funds (identifying each payment as “Jackson Hewitt Inc., Floating Rate Senior Notes due June 25, 2009, PPN 468201 A* 9, principal, premium or interest”) to:

The Bank of New York

ABA #021-000-018

BNF Account #:  IOC 566

Credit to:  SunAmerica Life Insurance Company / GIC

OBI=PPN# and Prin: $            Int: $

Notices

All notices of payment on or in respect of the Notes and written confirmation of each such payment, to be addressed to:

AIG Global Investment Group

c/o The Bank of New York

Attention:  P&I Department

P.O. Box 19266

Newark, NJ  07195

Phone:  (212) 437-6557

Fax:  (212) 437-6467

Duplicate payment notices and compliance information to:

SunAmerica Life Insurance Company / GIC

c/o AIG Global Investment Group

2929 Allen Parkway, Suite A36-04

SCHEDULE A

(to Note Purchase Agreement)

Houston, Texas  77019-2155

Attn:  Private Placement Department

Fax Number:  (713) 831-1072

All other correspondence to:

AIG Global Investment Group

2929 Allen Parkway, A36-01

Houston, Texas  77019-2155

Attention:  Legal Department – Investment Management

Fax:  (713) 831-2328

Name of Nominee in which Notes are to be issued:  HARE & Co.

Taxpayer I.D. Number for HARE & Co.:  13-6062916

Taxpayer I.D. Number for SunAmerica Life Insurance Company:  52-0502540

Name and Address of Purchaser	Principal Amount of Notes to be Purchased

Monumental Life Insurance Company c/o AEGON USA Investment Management, LLC Attention: Director of Private Placements 4333 Edgewood Road N.E. Cedar Rapids, Iowa 52499-5335 Phone: (319) 369-2432 Fax: (319) 369-2666	$35,000,000

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as “Jackson Hewitt Inc., Floating Rate Senior Notes due June 25, 2009, PPN 468201 A* 9, principal, premium or interest”) to:

Citibank, N.A.

111 Wall Street

New York, New York  10043

ABA #021000089

DDA #36218394

FBO MONLIFE 847785

Notices

All notices and confirmation of Payment information with respect to the Notes should be sent to:

AEGON USA Investment Management, LLC

Attention:  Custody Operations-Privates

4333 Edgewood Road N.E.

Cedar Rapids, Iowa  52499-7013

All other notices and communications (including financial statement and reporting), to be addressed as first provided above, with copies to:

AEGON USA Investment Management, LLC

Attention:  Lizz Taylor – Private Placements

400 West Market Street, 10th Floor

Louisville, Kentucky  40202

Phone:  (502) 560-2639

Fax:  (502) 560-2030

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  52-0419790

Name and Address of Purchaser	Principal Amount of Notes to be Purchased

ING USA Annuity and Life Insurance Company c/o ING Investment Management LLC 5780 Powers Ferry Road NW, Suite 300 Atlanta, Georgia 30327-4349 Attention: Private Placements Fax Number: (770) 690-5057	$20,000,000

Payments

All payments on or in respect of the Notes to be made by bank wire transfer of Federal or other immediately available funds (identifying each payment as “Jackson Hewitt Inc., Floating Rate Senior Notes due June 25, 2009, PPN 468201 A* 9, principal, premium or interest”) to:

The Bank of New York

ABA #021000018

BFN:  IOC 566/INST’L CUSTODY (for scheduled principal and interest payments) or

BFN:  IOC 565/INST’L CUSTODY (for all payments other than scheduled principal and interest)

Reference:          ING USA IMKT, Account No. 108473 and PPN 468201 A* 9

Notices

All notices and communications with respect to payments and written confirmation of each such payment, to be addressed:

ING Investment Management LLC

5780 Powers Ferry Road, NW, Suite 300

Atlanta, Georgia  30327-4349

Attention:  Operations/Settlements

Fax Number:  (770) 690-4886

All other notices and communications to be addressed as follows with a copy to address first provided above:

ING Investment Management LLC

100 Washington Avenue South, Suite 1635

Minneapolis, MN  55401-2121

Attention:  Martin Rosacker

Phone:  (612) 342-7138

Fax Number:  (612) 372-5368

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  41-0991508

Name and Address of Purchaser	Principal Amount of Notes to be Purchased

ING USA Annuity and Life Insurance Company c/o ING Investment Management LLC 5780 Powers Ferry Road NW, Suite 300 Atlanta, Georgia 30327-4349 Attention: Private Placements Fax Number: (770) 690-5057	$3,000,000

Payments

All payments on or in respect of the Notes to be made by bank wire transfer of Federal or other immediately available funds (identifying each payment as “Jackson Hewitt Inc., Floating Rate Senior Notes due June 25, 2009, PPN 468201 A* 9, principal, premium or interest”) to:

The Bank of New York

ABA #021000018

BFN:  IOC 566/INST’L CUSTODY (for scheduled principal and interest payments) or

BFN:  IOC 565/INST’L CUSTODY (for all payments other than scheduled principal and interest)

Reference:   ING USA Annuity and Life Insurance Co., Account No. 136373 and PPN 468201 A* 9

Notices

All notices and communications with respect to payments and written confirmation of each such payment, to be addressed:

ING Investment Management LLC

5780 Powers Ferry Road, NW, Suite 300

Atlanta, Georgia  30327-4349

Attention:  Operations/Settlements

Fax Number:  (770) 690-4886

All other notices and communications to be addressed as follows with a copy to address first provided above:

ING Investment Management LLC

100 Washington Avenue South, Suite 1635

Minneapolis, MN  55401-2121

Attention:  Martin Rosacker

Phone:  (612) 342-7138

Fax Number:  (612) 372-5368

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  41-0991508

Name and Address of Purchaser	Principal Amount of Notes to be Purchased

ING Life Insurance and Annuity Company c/o ING Investment Management LLC 5780 Powers Ferry Road NW, Suite 300 Atlanta, Georgia 30327-4349 Attention: Private Placements Fax Number: (770) 690-5057	$2,000,000

Payments

All payments on or in respect of the Notes to be made by bank wire transfer of Federal or other immediately available funds (identifying each payment as “Jackson Hewitt Inc., Floating Rate Senior Notes due June 25, 2009, PPN 468201 A* 9, principal, premium or interest”) to:

The Bank of New York

ABA #021000018

BFN:  IOC 566/INST’L CUSTODY (for scheduled principal and interest payments) or

BFN:  IOC 565/INST’L CUSTODY (for all payments other than scheduled principal and interest)

Attention:  P&I Department

Reference:  ING Life Insurance and Annuity Company, Account No. 216101 and PPN 468201 A* 9

Notices

All notices and communications with respect to payments and written confirmation of each such payment, to be addressed:

ING Investment Management LLC

5780 Powers Ferry Road, NW, Suite 300

Atlanta, Georgia  30327-4349

Attention:  Operations/Settlements

Fax Number:  (770) 690-4886

All other notices and communications to be addressed as follows with a copy to address first provided above:

ING Investment Management LLC

100 Washington Avenue South, Suite 1635

Minneapolis, MN  55401-2121

Attention:  Martin Rosacker

Phone:  (612) 342-7138

Fax Number:  (612) 372-5368

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  71-0294708

Name and Address of Purchaser	Principal Amount of Notes to be Purchased

Connecticut General Life Insurance Company	$10,000,000
c/o Cigna Retirement & Investment Services	$3,000,000
280 Trumbull Street	$3,000,000
Hartford, Connecticut 06103	$2,000,000
Attention: Private and Alternative Investments, H16B	$2,000,000
Fax: 860-534-7203

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as “Jackson Hewitt Inc., Floating Rate Senior Notes due June 25, 2009, PPN 468201 A* 9, principal, premium or interest”) to:

J. P. Morgan Chase Bank

BNF=CIGNA Private Placements/AC=9009001802

ABA #021000021

OBI=[name of company; description of security; interest rate; maturity date; PPN; due date] and application (as among principal, premium and interest of the payment being made); contact name and phone.

Address for Notices Related to Payments:

CIG & Co.

c/o Cigna Investments, Inc.

Attention:  Private and Alternative Investments, H16B

280 Trumbull Street

Hartford, Connecticut  06103

Fax:  860-534-7203

with a copy to:

J. P. Morgan Chase Bank

14201 Dallas Parkway, 13th Floor

Dallas, Texas  75254

Attention: Heather Frisina, Mail Code 300-116

Fax:  469-477-1904

Address for All Other Notices:

CIG & Co.

c/o Cigna Retirement & Investment Services

Attention:  Private and Alternative Investments, H16B

280 Trumbull Street

Hartford, Connecticut  06103

Fax:  860-534-7203

Name of Nominee in which Notes are to be issued:  CIG & Co.

Taxpayer I.D. Number for CIG & Co.:  13-3574027

Name and Address of Purchaser	Principal Amount of Notes to be Purchased

Principal Life Insurance Company c/o Principal Global Investors, LLC Attn: Fixed Income Private Placements 711 High Street, G-26 Des Moines, Iowa 50392-0800	$20,000,000

Payments

All payments on or in respect of the Notes to be made by 12:00 noon (New York City time) by bank wire transfer of Federal or other immediately available funds (identifying each payment as “Jackson Hewitt Inc., Floating Rate Senior Notes due June 25, 2009, PPN 468201 A* 9, principal, premium or interest”) to:

ABA #121000248

Wells Fargo Bank, N.A.

San Francisco, CA

For credit to Principal Life Insurance Company

Account No. 0000014752

OBI PFGSE (S) B00()67053 Jackson Hewitt Tax Service

Attn:  (cusip number – Issuer’s name)

With sufficient information (including Cusip number, interest rate, maturity date, interest amount, principal amount and premium amount, if applicable) to identify the source and application of such funds.

All Notices to:

Principal Global Investors, LLC

ATTN:  Fixed Income Private Placements

711 High Street, G26

Des Moines, IA  50392-0800

and via Email: Privateplacements2@exchange.principal.com

With a copy of any notices related to scheduled payments, prepayments, rate reset notices to:

Principal Global Investors, LLC

Attention:  Investment Accounting  Fixed Income Securities

711 High Street

Des Moines, Iowa  50392-0960

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  42-0127290

Name and Address of Purchaser	Principal Amount of Notes to be Purchased

The Travelers Insurance Company 242 Trumbull Street P. O. Box 150449 Hartford, Connecticut 06115-0449 Attention: Private Placements, 7th Floor Facsimile: 860-308-8545	$10,000,000

Payments

All payments on or in respect of the Notes to be made by bank wire transfer of Federal or other immediately available funds (identifying each payment as “Jackson Hewitt Inc., Floating Rate Senior Notes due June 25, 2009, PPN 468201 A* 9, principal, premium or interest”) to:

The Travelers Insurance Company

Consolidated Private Placement Account No. 910-2-587434

JP Morgan Chase Bank

One Chase Manhattan Plaza

New York, New York  10081

ABA No. #021000021

Notices

All notices and communications to be addressed as first provided above, except notices with respect to payment and written confirmation of each such payment, to be addressed:

The Travelers Insurance Company

242 Trumbull Street

P. O. Box 150449

Hartford, Connecticut  06115-0449

Attention: Cashier, 5th Floor

Facsimile:  869-308-8556

Name of Nominee in which Notes are to be issued:  TRAL & CO

Taxpayer I.D. Number:  06-0566090 (a Connecticut corporation)

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acquisition” means (a) an Investment (through the acquisition of Capital Stock or otherwise) by the Company or any Subsidiary in any other Person pursuant to which such Person shall become a Subsidiary of the Company or shall be merged with or into the Company or any Subsidiary of the Company, or (b) the acquisition (by purchase, merger, consolidation or otherwise) by the Company or any Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Adjusted LIBOR Rate” for each Interest Period shall be a rate per annum equal to LIBOR for such Interest Period plus 1.5%.

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and shall exclude any officer or director of the Company or any Subsidiary in such capacity.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Bank Credit Agreement” means the Credit Agreement dated as of June 25, 2004 among Jackson Hewitt Tax Service Inc., as Parent, Jackson Hewitt, Inc., as Borrower, the lenders party thereto and, JPMorgan Chase Bank, as administrative agent, as amended from time to time, and any renewals, extensions or replacements thereof.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed; provided that when used in connection with any determination of LIBOR “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calculation Date” means the last day of each fiscal quarter of the Company.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

SCHEDULE B

(to Note Purchase Agreement)

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Capital Stock” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person and any warrants, options and other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Cendant” is defined in Section 4.6.

“Change in Control” is defined in Section 8.5(h).

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Common Stock” is defined in Section 3.

“Company” means Jackson Hewitt Tax Service Inc., a Delaware corporation.

“Confidential Information” is defined in Section 21.

“Consolidated Debt” means the total amount of all Debt of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income (excluding any Consolidated Net Income resulting from any Office Acquisition or Franchisee Expansion occurring during such period) after eliminating extraordinary gains and losses, and unusual items, plus, without duplication, (a) taxes, (b) depreciation and amortization, (c) Consolidated Interest Expense, (d) other non-cash charges, (e) any amount attributable to any non-recurring item including the Litigation Settlement, but excluding any cash payments made in such period with respect to any non-recurring item, in the case of clauses (a) through (e) to the extent deducted for the computation of Consolidated Net Income for such period, and (f) (1) if any Office Acquisition occurred during such period, the product of (A) the amount of the total revenues of such Office for the most recently completed period of four consecutive calendar quarters prior to the date of such Office Acquisition, and (B) the average EBITDA Margin attributable to all Office Acquisitions made by the Company during the fiscal year preceding the year in which such Office Acquisition occurred; and  (2) if any Franchisee Expansion occurred during such period, the product of (A) the royalty rate currently in effect for such Franchisee under the applicable franchise agreement and (B) the amount of the total revenues of such Office for the most recently completed period of four consecutive calendar quarters prior to the date of such Franchisee Expansion; provided that the aggregate amount included in Consolidated EBITDA pursuant to clause (f) shall not exceed 5% of Consolidated EBITDA calculated without giving effect to clause (f).

In addition to, and, without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” shall be calculated after giving effect on a pro forma basis for the period of such calculation to any EBITDA attributable to the assets which are the subject of an Acquisition during the Four Quarter Period, as if such Acquisition occurred on the first day of such Four Quarter Period.

“Consolidated Fixed Charges” means, for any period, the sum of (a) Consolidated Interest Expense for such period and (b) regular quarterly dividends paid during such period in respect of the Company’s common stock.  On any Calculation Date, the Consolidated Fixed Charge Coverage Ratio will be calculated after giving effect on a pro forma basis for the applicable Four Quarter Period to the incurrence of any Debt in connection with an Office Acquisition, Franchisee Expansion or other Acquisition.  For purposes of determining “Consolidated Fixed Charges”, (1) interest on outstanding Debt determined on a fluctuating basis as of the Calculation Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Debt in effect on the Calculation Date; (2) if interest on Debt outstanding on the Calculation Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Calculation Date shall be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Debt determined on a fluctuating basis, to the extent such interest is covered by interest rate protection agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charge Coverage Ratio” means as of any Calculation Date, the ratio of Consolidated EBITDA for the Four Quarter Period ending on such Calculation Date to (b) Consolidated Fixed Charges for the Four Quarter Period ending on such Calculation Date.

“Consolidated Interest Expense” means, for any period, the sum, for the Company and its Subsidiaries (determined in accordance with GAAP), of all interest in respect of Debt (including, without limitation, the interest component of any payments in respect of Capital Lease obligations but excluding any capitalized financing costs) accrued  during such period (whether or not actually paid during such period).

“Consolidated Leverage Ratio” means, at any Calculation Date, the ratio of (a) Consolidated Debt at such date to (b) Consolidated EBITDA for the Four Quarter Period ended as of such Calculation Date.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied.

“Consolidated Net Tangible Assets” means as of the date of any determination thereof Consolidated Total Assets after deducting “Goodwill” and “Other Intangibles-Net” (or equivalent line item or items) as shown on the consolidated balance sheet of the Company and its

Subsidiaries for the most recently ended fiscal quarter.

“Consolidated Net Worth” means as of any date of determination the consolidated stockholders’ equity of the Company and its Subsidiaries, as determined in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Debt” means, with respect to any Person, without duplication,

(a)           its liabilities for borrowed money;

(b)           its liabilities for the deferred purchase price of property acquired by such Person (excluding (a) accounts payable and other accrued liabilities arising in the ordinary course of business and (b) to the extent the payment thereof is contingent, the deferred purchase price of property acquired by such Person) but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)           its Capital Lease Obligations;

(d)           all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)           its redemption obligations in respect of Disqualified Capital Stock to the extent payable with cash or other consideration (except common stock or other equity securities); and

(f)            Guarantees of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof, excluding Franchisee Advance Payments made in connection with programs created by the Company or any Subsidiary for the general benefit of the franchisee system.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.  Debt of any Person shall exclude all liabilities of such Person for the Litigation Settlement and the development advance notes (or other similar arrangements).

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means with respect to the Notes that rate of interest that is the greater of

(i) 2% per annum above the rate of interest referred to in clause (a) of the first paragraph of the Notes or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its “base” or “prime” rate.

“Disqualified Capital Stock” means mandatorily redeemable preferred stock with mandatory sinking fund or redemptions payments prior to the maturity date of the Notes.

“Domestic Subsidiary” means any Subsidiary which is which is organized under the laws of the United States of America or any State thereof or the District of Columbia.

“EBITDA Margin” means, with respect to any Office, for any period, the quotient of the Office Acquisition EBITDA with respect to such Office for such period divided by the total revenues (as determined in accordance with GAAP) of such Office for such period.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company or the Issuer, as the case may be, under Section 414 of the Code.

“Event of Default” is defined in Section 12.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell), as reasonably determined in the good faith opinion of the Company’s board of directors or one or more officers to whom authority to determine such value has been delegated by the board of directors.

“Four Quarter Period” means as of any Calculation Date, the period of four complete, consecutive fiscal quarters ended on such Calculation Date.

“Franchisee” means a Person (other than the Company or a Subsidiary) that owns and operates a Company-licensed Office.

“Franchisee Advance Payments” means advances made from time to time by the Company or any Subsidiary to third parties on behalf of or for the benefit of Franchisees

“Franchisee Expansion” means the issuance of a development advance note or other similar financings to Franchisees by the Company or any Subsidiary.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America; provided that if the Company notifies the holders of the Notes or the Required Holders notify the Company that such party wishes to amend any negative covenant to eliminate the effect of any change in GAAP on the operation of such covenant, then the Company’s compliance with such negative covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Holders.

“Governmental Authority” means

(a)           the government of

(i)            the United States of America or any state or other political subdivision thereof, or

(ii)           any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which has jurisdiction over any properties of the Company or any Subsidiary, or

(b)           any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)           to purchase such Debt or obligation or any property constituting security therefor primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation;

(b)           to advance or supply funds (i) for the purchase or payment of such Debt or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation;

(c)           to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or

(d)           otherwise to assure the owner of such Debt or obligation against loss in respect thereof.

In any computation of the Debt or other liabilities of the obligor under any Guaranty, the Debt or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor, provided that the amount of such Debt outstanding for purposes of this Agreement shall not exceed the maximum amount of Debt that is the subject of such Guaranty.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Issuer pursuant to Section 14.1.

“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of more than $5,000,000 of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Interest Payment Date” shall have the meaning assigned thereto in Section 1.2 of this Agreement.

“Interest Period” shall mean the period commencing on the Closing Date up to, but not including, the first Interest Payment Date and, thereafter, the period commencing on the next succeeding Interest Payment Date and continuing up to, but not including, the next Interest Payment Date.

“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement or other similar financial agreement or arrangement.

“Investments” shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of Capital Stock, Debt or other obligations or securities or by loan, advance, capital contribution or otherwise.

“IPO” is defined in Section 3.

“Issuer” means Jackson Hewitt Inc., a Virginia corporation.

“knowledge” when used with respect to the Company or any Responsible Officer to qualify a representation or warranty of the Company or such Responsible Officer, shall be deemed to be, the actual knowledge of such Responsible Officer.

“LIBOR” shall mean, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a 90-day period which appears on the Bloomberg Financial Markets Service Page BBAM-1 (or if such page is not available, the Reuters Screen LIBO Page) as of 11:00 a.m. (London, England time) on the date 2 Business Days before the commencement of such Interest Period (or three (3) Business Days prior to the beginning of the first Interest Period).  “Reuters Screen LIBO Page” means the display designated as the “LIBO” page on the Reuters Monitory Money Rates Service (or such other page as may replace the LIBO page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Banker’s Association Interest Settlement Rates for U.S. Dollar deposits).

“LIBOR Breakage Amount” is defined in Section 8.2.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement (other than an operating lease) or Capital Lease, upon or with respect to any property or asset of such Person (including, in the case of stock, shareholder agreements, voting trust agreements and all similar arrangements).

“Litigation Settlement” means the settlement with franchisees in July 2003 arising out of the lawsuit filed against the Company by 154 of its franchisees on August 27, 2002.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company, the Issuer and their Subsidiaries, taken as a whole, to perform their obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement, the Notes or the Subsidiary Guaranty.

“Material Subsidiary” means each Subsidiary of the Company other than Subsidiaries that, in the aggregate, account for no more than 5% of Consolidated Total Assets, 5% of Consolidated Net Worth or 5% of the consolidated revenues of the Company.

“Memorandum” is defined in Section 5.3.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“Net Proceeds” means with respect to any sale of property by any Person an amount equal to (a) the aggregate amount of the consideration received by such Person in respect of such sale (valued at the Fair Market Value of such consideration at the time of such sale), minus (b) the sum of (i) all out-of-pocket costs and expenses actually incurred by such Person in connection with such sale, and (ii) all state, federal and foreign taxes incurred, or to be incurred, by such Person in connection with such sale.

“Notes” is defined in Section 1.

“Office” means a business that provides tax return preparation and other related services.

“Office Acquisition” means the purchase (whether through the purchase of an Office or an Acquisition) by the Company or a Subsidiary of an operating Office from a third party.

“Office Acquisition EBITDA” means, for any Office Acquisition for any period, consolidated net income (determined in accordance with GAAP) of such Office for such period after eliminating extraordinary gains and losses, and unusual items, plus, without duplication, (a) taxes, (b) depreciation and amortization, (c) interest expense, (d) other non-cash charges and (e) any amount attributable to any non-recurring item, but excluding any cash payments made in such period with respect to any non-recurring item, in the case of clauses (a) through (e) to the extent deducted for the computation of consolidated net income for such period.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company, the Issuer or any Subsidiary Guarantor, as the context may require, whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Liens” means any Liens of the type described in clauses (a) through (m) of Section 10.3.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company, the Issuer or any ERISA Affiliate or with respect to which the Company, the Issuer or any ERISA Affiliate may have any liability.

“Priority Debt” means (without duplication), as of the date of any determination thereof, (i) all unsecured Debt of Subsidiaries of the Company (but excluding (x) Debt of the Issuer, (y) Debt owing to the Company, the Issuer or a Wholly-Owned Subsidiary and (z) Debt of

Subsidiary Guarantors under the Subsidiary Guaranty and the guaranty of obligations under the Bank Credit Agreement), and (ii) all Debt of the Company or its Subsidiaries secured by Liens other than Debt secured by Liens permitted by subparagraphs (a) through (l), inclusive, of Section 10.3.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Purchasers” means the purchasers of the Notes named in Schedule A hereto.

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company, the Issuer or any of their Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock in the Company or any Subsidiary or any option, warrant or other right to acquire any such Capital Stock in the Company or any Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Debt” means, as of the date of any determination thereof, all Consolidated Debt, other than Subordinated Debt.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Special Dividend” means the special dividend to be paid to Cendant described in the Memorandum as supplemented by Amendment No. 6 to the Company’s Registration Statement on Form S-1 as it relates to such special dividend.

“Subordinated Debt” means all unsecured Debt of the Issuer which shall contain or have applicable thereto subordination provisions providing for the subordination thereof to other Debt of the Issuer (including, without limitation, the obligations of the Issuer under this Agreement and the Notes).

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company or the Issuer.

“Subsidiary Guarantor” means each Material Subsidiary which is a Domestic Subsidiary and any other Subsidiary which has become a party to the Subsidiary Guaranty.

“Subsidiary Guaranty” shall mean the Subsidiary Guaranty delivered pursuant to Section 2.2 and each other Subsidiary Guaranty hereafter executed and delivered by a Subsidiary of the Company for the benefit of the holders of the Notes in accordance with Section 9.6.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Subsidiaries of the Company, Ownership of Subsidiary Stock

Subsidiary	State of Incorporation	Stockholder
Jackson Hewitt Inc.	Virginia	100% owned by the Company
Tax Services of America, Inc.	Delaware	100% owned by the Issuer
Hewfant, Inc.	Virginia	100% owned by the Issuer

SCHEDULE 5.4

(to Note Purchase Agreement)

E-1-81

Existing Liens

None

SCHEDULE 10.3

(to Note Purchase Agreement)

E-1-82

[Form of Note]

This Note has been acquired for investment and has not been registered under the Securities Act of 1933, as amended (the “Act”), or under state securities laws.  No transfer, sale, assignment, pledge, hypothecation or other disposition of this Note may be made unless registered or exempt from registration under the Act and applicable state securities laws and unless the transfer restrictions imposed by the Note Purchase Agreement referred to below are complied with.

Jackson Hewitt Inc.

Floating Rate Senior Note due June 25, 2009

No. [ ]	[Date]
$[ ]	PPN 468201 A* 9

For Value Received, the undersigned, Jackson Hewitt Inc. (herein called the “Issuer”), a Virginia corporation, hereby promises to pay to [                                     ], or registered assigns, the principal sum of [                           ] Dollars on June 25, 2009, with interest (computed on the basis of a 360 day year and actual days elapsed) (a) on the principal amount from time to time remaining unpaid hereon at a floating rate equal to the Adjusted LIBOR Rate (as defined in the Note Purchase Agreement referred to below) from the date thereof until maturity, payable quarterly on the twenty-fifth day of each March, June, September and December in each year commencing on September 25, 2004 until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any LIBOR Breakage Amount (as defined in the Note Purchase Agreement referred to below), payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate (as defined in the Note Purchase Agreement).

Payments of principal of, interest on and any LIBOR Breakage Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JP Morgan Chase Bank in New York, New York or at such other place as the Issuer shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of June 21, 2004 (as from time to time amended, supplemented or modified, the “Note Purchase Agreement”), among Jackson Hewitt Tax Service Inc., a Delaware corporation (the “Company”), the Issuer and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon

EXHIBIT 1

(to Note Purchase Agreement)

E-1-83

surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Issuer may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Issuer will not be affected by any notice to the contrary.

This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

Pursuant to the Note Purchase Agreement and the Subsidiary Guaranty dated as of June 21, 2004, respectively, the Company and certain Subsidiaries of the Company have absolutely and unconditionally guaranteed payment in full of the principal of, LIBOR Breakage Amount, if any, and interest on this Note and the performance by the Issuer of all of its obligations contained in the Note Purchase Agreement all as more fully set forth in said Note Purchase Agreement and said Subsidiary Guaranty.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable LIBOR Breakage Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the issuer and holder hereof shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Jackson Hewitt Inc.

By
Name:
Title:

E-1-84

Subsidiary Guaranty

dated as of June 21, 2004

Re:    $175,000,000 Floating Rate Senior Notes
due June 25, 2009

of

Jackson Hewitt Inc.

Exhibit 2.2

(to Note Purchase Agreement)

TABLE OF CONTENTS

(Not a part of the Agreement)

Section	Heading

Parties

Recitals

Section 1.	Definitions

Section 2.	Guaranty of Notes and Note Purchase Agreement

Section 3.	Guaranty of Payment and Performance.

Section 4.	General Provisions Relating to the Guaranty

Section 5.	Representations and Warranties of the Guarantors.

Section 6.	Amendments, Waivers, Consents and Termination

Section 7.	Notices

Section 8.	Miscellaneous

Signature

Attachments to Subsidiary Guaranty:

Exhibit A — Guaranty Joinder

Subsidiary Guaranty

Re:          $175,000,000 Floating Rate Senior Notes

due June 25, 2009

of

Jackson Hewitt Inc.

This Subsidiary Guaranty dated as of June 21, 2004 (the “Guaranty”) is entered into on a joint and several basis by each of the undersigned (which parties are hereinafter referred to individually as a “Guarantor” and collectively as the “Guarantors”).

Recitals

A.            Each Guarantor and Jackson Hewitt Inc., a Virginia corporation, (the “Issuer”) is presently a direct or indirect Subsidiary of Jackson Hewitt Tax Service Inc., a Delaware corporation (the “Company”).

B.            In order to raise funds to pay a special dividend to Cendant and for general corporate purposes, the Company and the Issuer have entered into the Note Purchase Agreement dated as of June 21, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) among the Company, the Issuer and each of the institutional investors named in Schedule A attached thereto (the “Note Purchasers”) providing for, among other things, the issue and sale by the Issuer to the Note Purchasers of the Issuer’s Floating Rate Senior Notes due June 25, 2009 in the aggregate principal amount of $175,000,000 (the “Notes”).  The Note Purchasers, together with their successors and assigns and any subsequent transferees of the Notes in accordance with the terms of the Note Purchase Agreement, are hereinafter collectively referred to as the “Holders”.

C.            The Note Purchasers have required as a condition to their purchase of the Notes that the Company cause each of the undersigned to enter into this Guaranty and to cause each Domestic Subsidiary which is required by the terms of any Bank Credit Agreement to become a party to, or otherwise guarantee, Debt outstanding under any such Bank Credit Agreement, to enter into this Guaranty by executing and delivering a Guaranty Joinder in substantially the form set forth as Exhibit A hereto (a “Guaranty Joinder”), in each case as security for the Notes, and the Company has agreed to cause each of the undersigned to execute this Guaranty and to cause each other Domestic Subsidiary to execute a Guaranty Joinder, in each case in order to induce the Note Purchasers to purchase the Notes and thereby benefit the Company and its Subsidiaries by providing funds to enable the Company to raise funds to pay a special dividend to Cendant and to enable the Company and its Subsidiaries to have funds available for general corporate purposes.

Now, Therefore, as required by the Note Purchase Agreement and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, each Guarantor does hereby covenant and agree, jointly and severally, as follows:

Section 1.               Definitions.

Capitalized terms used herein shall have the meanings set forth in the Note Purchase Agreement unless herein defined or the context shall otherwise require.

Section 2.               Guaranty of Notes and Note Purchase Agreement.

(a)   Each Guarantor jointly and severally does hereby irrevocably, absolutely and unconditionally guarantee unto the Holders:  (1) the full and prompt payment of the principal of, LIBOR Breakage Amount, if any, and interest on the Notes from time to time outstanding, as and when such payments shall become due and payable, whether by lapse of time, upon redemption or prepayment, by extension or by acceleration or declaration or otherwise (including (to the extent legally enforceable) interest due on overdue payments of principal, LIBOR Breakage Amount, if any, and interest) in Federal or other immediately available funds of the United States of America which at the time of payment or demand therefor shall be legal tender for the payment of public and private debts, (2) the full and prompt performance and observance by the Company and the Issuer of each and all of the respective obligations, covenants and agreements required to be performed or owed by each the Company and the Issuer under the terms of the Notes and the Note Purchase Agreement and (3) the full and prompt payment, upon demand by any Holder, of all reasonable and documented costs and expenses, legal or otherwise (including reasonable and documented attorneys’ fees), if any, as shall have been expended or incurred in the protection or enforcement of any rights, privileges or liabilities in favor of the Holders under or in respect of the Notes, the Note Purchase Agreement or under this Guaranty or in any action in connection therewith or herewith and in each and every case irrespective of the validity, regularity, or enforcement of any of the Notes or Note Purchase Agreement or any of the terms thereof or any other like circumstance or circumstances.

(b)   The liability of each Guarantor under this Guaranty shall not exceed an amount equal to a maximum amount as will, after giving effect to such maximum amount and all other liabilities of such Guarantor, contingent or otherwise, result in the performance of the obligations of such Guarantor hereunder not constituting a fraudulent transfer, obligation or conveyance and will in no event exceed an amount which can be guaranteed by such Guarantor under applicable Federal and state law relating to insolvency of debtors.

Section 3.               Guaranty of Payment and Performance.

This is a guarantee of payment and performance and each Guarantor hereby waives, to the fullest extent permitted by law, any right to require that any action on or in respect of any Note or the Note Purchase Agreement be brought against the Company, the Issuer or any other Person or that resort be had to any direct or indirect security for the Notes or for this Guaranty or any other remedy.  Any Holder may, at its option, proceed hereunder against any Guarantor in the first instance to collect monies when due, the payment of which is guaranteed hereby, without first proceeding against the Company, the Issuer or any other Person and without first resorting to any direct or indirect security for the Notes or for this Guaranty or any other remedy.  The liability of each Guarantor hereunder shall in no way be affected or impaired by any acceptance by any Holder of any direct or indirect security for, or other guaranties of, any Debt, liability or obligation of the Company, the Issuer or any other Person to any Holder or by any failure, delay, neglect or omission by any Holder to realize upon or protect any such guarantees, Debt, liability or obligation or any notes or other instruments evidencing the same or any direct or indirect security therefor or by any approval, consent, waiver, or other action taken, or omitted to be taken by any such Holder.

The covenants and agreements on the part of the Guarantors herein contained shall be joint and several covenants and agreements, and references to the Guarantors shall be deemed references to each of them and none of them shall be released from liability hereunder by reason of the Guaranty ceasing to be binding as a continuing security on any other of them.

Section 4.               General Provisions Relating to the Guaranty.

(a)   Each Guarantor hereby consents and agrees that any Holder or Holders from time to time, with or without any further notice to or assent from any other Guarantor may, without in any manner affecting the liability of any Guarantor under this Guaranty, and upon such terms and conditions as any such Holder or Holders may deem advisable:

(1)           extend in whole or in part (by renewal or otherwise), modify, increase, change, compromise, release or extend the duration of the time for the performance or payment of any Debt, liability or obligation of the Company, the Issuer or of any other Person secondarily or otherwise liable for any Debt, liability or obligations of the Issuer or the Company on the Notes, or waive any Default with respect thereto, or waive, modify, amend or change any provision of any other agreement or this Guaranty (to the extent permitted by Section 6); or

(2)           sell, release, surrender, modify, impair, exchange or substitute any and all property, of any nature and from whomsoever received, held by, or for the benefit of, any such Holder as direct or indirect security for the payment or performance of any Debt, liability or obligation of the Company, the Issuer or of any other Person secondarily or otherwise liable for any Debt, liability or obligation of the Issuer on the Notes; or

(3)           settle, adjust or compromise any claim of the Issuer against any other Person secondarily or otherwise liable for any Debt, liability or obligation of the Issuer on the Notes.

Each Guarantor hereby ratifies and confirms any such extension, renewal, change, sale, release, waiver, surrender, exchange, modification, amendment, impairment, substitution, settlement, adjustment or compromise and that the same shall be binding upon it, and hereby waives, to the fullest extent permitted by law, any and all defenses, counterclaims or offsets which it might or could have by reason thereof, it being understood that such Guarantor shall at all times be bound by this Guaranty and remain liable hereunder until the payment in full in each of the principal, LIBOR Breakage Amount, if any, or interest on the Notes.

(b)   Each Guarantor hereby waives, to the fullest extent permitted by law:

(1)           notice of acceptance of this Guaranty by the Holders or of the creation, renewal or accrual of any liability of the Company or the Issuer, present or future, or of the reliance of such Holders upon this Guaranty (it being understood that all Debt, liabilities and obligations described in Section 2 hereof shall conclusively be presumed to have been created, contracted or incurred in reliance upon the execution of this Guaranty); and

(2)           demand of payment by any Holder from the Company, the Issuer or any other Person indebted in any manner on or for any of the Debt, liabilities or obligations hereby guaranteed; and

(3)           presentment for the payment by any Holder or any other Person of the Notes or any other instrument, protest thereof and notice of its dishonor to any party thereto and to such Guarantor.

The obligations of each Guarantor under this Guaranty and the rights of any Holder to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, shall not be subject to any reduction, limitation, impairment or termination, whether by reason of any claim of any character whatsoever or otherwise and shall not be subject to any defense, set-off, counterclaim (other than any compulsory counterclaim), recoupment or termination whatsoever.

(c)   The obligations of each Guarantor hereunder shall be binding upon such Guarantor and its successors and assigns, and shall remain in full force and effect irrespective of:

(1)           the genuineness, validity, regularity or enforceability of the Notes, the Note Purchase Agreement or any other agreement or any of the terms of any thereof, the continuance of any obligation on the part of the Issuer, any other Guarantor or any other Person on or in respect of the Notes or under the Note Purchase Agreement or any other agreement or the power or authority or the lack of power or authority of the Issuer to issue the Notes or the Company or the Issuer to execute and deliver the Note Purchase Agreement or any other agreement or of any other Guarantor to execute and deliver this Guaranty or to perform any of its obligations hereunder or the existence or continuance of the Company, the Issuer, any other Guarantor or any other Person as a legal entity; or

(2)           any default, failure or delay, willful or otherwise, in the performance by the Company, the Issuer, any other Guarantor or any other Person of any obligations of any kind or character whatsoever under the Notes, the Note Purchase Agreement, this Guaranty or any other agreement; or

(3)           any creditors’ rights, bankruptcy, receivership or other insolvency proceeding of the Company, the Issuer, any other Guarantor or any other Person or in respect of the property of the Company, the Issuer, any other Guarantor or any other

Person or any merger, consolidation, reorganization, dissolution, liquidation, the sale of all or substantially all of the assets of or winding up of the Company, the Issuer, any other Guarantor or any other Person; or

(4)           impossibility or illegality of performance on the part of the Company, the Issuer, any other Guarantor or any other Person of its obligations under the Notes, the Note Purchase Agreement, this Guaranty or any other agreements; or

(5)           in respect of the Company, the Issuer, any other Guarantor or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Company, the Issuer, any other Guarantor or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotion, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Company, the Issuer, any other Guarantor or any other Person and whether or not of the kind hereinbefore specified; or

(6)           any attachment, claim, demand, charge, Lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, Debt, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against the Company, the Issuer, any Guarantor or any other Person or any claims, demands, charges or Liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable in respect of the Notes or under the Note Purchase Agreement or this Guaranty, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided; or

(7)           any order, judgment, decree, ruling or regulation (whether or not valid) of any court of any nation or of any political subdivision thereof or any body, agency, department, official or administrative or regulatory agency of any thereof or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by the Company, the Issuer, any Guarantor or any other Person of its respective obligations under or in respect of the Notes, the Note Purchase Agreement, this Guaranty or any other agreement; or

(8)           the failure of any Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty; or

(9)           any failure or lack of diligence in collection or protection, failure in presentment or demand for payment, protest, notice of protest, notice of default and of nonpayment, any failure to give notice to any Guarantor of failure of the Company, the Issuer, any other Guarantor or any other Person to keep and perform any obligation, covenant or agreement under the terms of the Notes, the Note Purchase Agreement, this Guaranty or any other agreement or failure to resort for payment to the Company, the

Issuer, any other Guarantor or to any other Person or to any other guaranty or to any property, security, Liens or other rights or remedies; or

(10)         the acceptance of any additional security or other guaranty, the advance of additional money to the Company, the Issuer or any other Person, the renewal or extension of the Notes or amendments, modifications, consents or waivers with respect to the Notes, the Note Purchase Agreement or any other agreement, or the sale, release, substitution or exchange of any security for the Notes; or

(11)         any change in the ownership of any shares of the Company, the Issuer, any Guarantor or any other Person; or

(12)         any defense whatsoever that:  (i) the Company, the Issuer or any other Person might have to the payment of the Notes (principal, LIBOR Breakage Amount, if any, or interest), other than payment thereof in Federal or other immediately available funds, or (ii) the Company, the Issuer or any other Person might have to the performance or observance of any of the provisions of the Notes, the Note Purchase Agreement or any other agreement, whether through the satisfaction or purported satisfaction by the Company, the Issuer, any other Guarantor or any other Person of its debts due to any cause such as bankruptcy, insolvency, receivership, merger, consolidation, reorganization, dissolution, liquidation, winding-up or otherwise; or

(13)         any act or failure to act with regard to the Notes, the Note Purchase Agreement, this Guaranty or any other agreement or anything which might vary the risk of any Guarantor or any other Person; or

(14)         any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor or any other Person in respect of the obligations of any Guarantor or other Person under this Guaranty or any other agreement other than the final and indefeasible payment in full in cash of the Notes;

provided that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this Guaranty that the obligations of each Guarantor shall be absolute, irrevocable and unconditional and shall not be discharged, impaired or varied except by the payment of the principal of, LIBOR Breakage Amount, if any, and interest on the Notes in accordance with their respective terms whenever the same shall become due and payable as in the Notes provided and all other sums due and payable under the Note Purchase Agreement, at the place specified in and all in the manner and with the effect provided in the Notes and the Note Purchase Agreement, as each may be amended or modified from time to time.  Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Company or the Issuer shall default under or in respect of the terms of the Notes or the Note Purchase Agreement and that notwithstanding recovery hereunder for or in respect of any given default or defaults by the Company or the Issuer under the Notes or the Note Purchase Agreement, this Guaranty shall remain in full force and effect and shall apply to each and every subsequent default.

(d)   All rights of any Holder hereunder may be transferred or assigned at any time and shall be considered to be transferred or assigned at any time or from time to time upon the transfer of any Note whether with or without the consent of or notice to the Guarantors under this Guaranty or to the Company or the Issuer (except as provided in Section 14 of the Note Purchase Agreement).

(e)   To the extent of any payments made under this Guaranty, each Guarantor shall be subrogated to the rights of the Holder upon whose Notes such payment was made, but such Guarantor covenants and agrees that such right of subrogation shall be subordinate in right of payment to the prior indefeasible final payment in cash in full of all amounts due and owing by the Company and the Issuer with respect to the Notes and the Note Purchase Agreement and by the Guarantors under this Guaranty, and the Guarantors shall not take any action to enforce such right of subrogation, and the Guarantors shall not accept any payment in respect of such right of subrogation, until all amounts due and owing by the Company and the Issuer under or in respect of the Notes and the Note Purchase Agreement and all amounts due and owing by the Guarantors hereunder have indefeasibly been finally paid in cash in full.  If any amount shall be paid to any Guarantor in violation of the preceding sentence at any time prior to the later of the indefeasible payment in cash in full of the Notes and all other amounts payable under the Notes, the Note Purchase Agreement and this Guaranty, such amount shall be held in trust for the benefit of the Holders and shall forthwith be paid to the Holders to be credited and applied to the amounts due or to become due with respect to the Notes and all other amounts payable under the Note Purchase Agreement and this Guaranty, whether matured or unmatured.  Each Guarantor acknowledges that it has received direct and indirect benefits from the financing arrangements contemplated by the Note Purchase Agreement and that the waiver set forth in this paragraph (e) is knowingly made as a result of the receipt of such benefits.

(f)    Each Guarantor agrees that to the extent the Company, the Issuer, any other Guarantor or any other Person makes any payment on any Note, which payment or any part thereof is subsequently invalidated, voided, declared to be fraudulent or preferential, set aside, recovered, rescinded or is required to be retained by or repaid to a trustee, receiver, or any other Person under any bankruptcy code, common law, or equitable cause, then and to the extent of such payment, the obligation or the part thereof intended to be satisfied shall be revived and continued in full force and effect with respect to the Guarantors’ obligations hereunder, as if said payment had not been made.  The liability of the Guarantors hereunder shall not be reduced or discharged, in whole or in part, by any payment to any Holder from any source that is thereafter paid, returned or refunded in whole or in part by reason of the assertion of a claim of any kind relating thereto, including, but not limited to, any claim for breach of contract, breach of warranty, preference, illegality, invalidity, or fraud asserted by any account debtor or by any other Person.

(g)   No Holder shall be under any obligation:  (1) to marshall any assets in favor of the Guarantors or in payment of any or all of the liabilities of the Issuer or the Company under or in respect of the Notes or the obligations of the Guarantors hereunder or (2) to pursue any other remedy that the Guarantors may or may not be able to pursue themselves and that may lighten the

Guarantors’ burden, any right to which each Guarantor hereby expressly waives.

(h)   The obligations of each Guarantor under this Guaranty rank pari passu in right of payment with all other Debt of such Guarantor which is not secured or which is not expressly subordinated in right of payment to any other Debt of such Guarantor.

Section 5.               Representations and Warranties of the Guarantors.

Each Guarantor represents and warrants to each Holder that:

(a)   Such Guarantor is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on (1) the ability of such Guarantor to perform its obligations under this Guaranty, or (2) the validity or enforceability of this Guaranty (herein in this Section 5, a “Material Adverse Effect”).  Such Guarantor has the power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts, to execute and deliver this Guaranty and to perform the provisions hereof.

(b)   This Guaranty has been duly authorized by all necessary corporate action on the part of such Guarantor, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)   The execution, delivery and performance by such Guarantor of this Guaranty will not (1) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Guarantor under its corporate charter or by-laws, or other equivalent formation or governing document, or except for contraventions, breaches or defaults which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or any other agreement or instrument to which such Guarantor or any of its subsidiaries is bound or by which such Guarantor or any of its subsidiaries or any of their respective properties may be bound or affected, (2) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Guarantor or (3) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Guarantor.

(d)   No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by such Guarantor of this Guaranty.

(e)   Subject to the limitation set forth in Section 2(f) of this Guaranty, such Guarantor is solvent, has capital not unreasonably small in relation to its business or any contemplated or undertaken transaction and has assets having a value both at fair valuation and at present fair salable value greater than the amount required to pay its liabilities (including contingent and unliquidated liabilities) as they become due and greater than the amount that will be required to pay its probable liability on its existing liabilities as they become absolute and matured.  Such Guarantor does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due.  Subject to the limitation set forth in Section 2(b) of this Guaranty, such Guarantor will not be rendered insolvent by the execution and delivery of, and performance of its obligations under, this Guaranty.  Such Guarantor does not intend to hinder, delay or defraud its creditors by or through the execution and delivery of, or performance of its obligations under, this Guaranty.

Section 6.               Amendments, Waivers, Consents and Termination.

(a)   This Guaranty may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of each Guarantor and the Required Holders, except that (1) no amendment or waiver of any of the provisions of Section 2, 3 or 4, or any defined term (as it is used therein), will be effective as to any Holder unless consented to by such Holder in writing, (2) no such amendment or waiver may, without the written consent of each Holder, (i) change the percentage of the principal amount of the Notes the Holders of which are required to consent to any such amendment or waiver, or (ii) amend this Section 6, and (3) this Guaranty may be amended by the addition of additional Guarantors pursuant to a Guaranty Joinder.

(b)   The Guarantors will provide each Holder (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof.  The Guarantors will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 6 to each Holder promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders.

(c)   Each Guarantor agrees it will not directly or indirectly pay or cause to be paid any remuneration, whether by way of fee or otherwise, or grant any security, to any Holder as consideration for or as an inducement to the entering into by any Holder of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each Holder even if such Holder did not consent to such waiver or amendment.

(d)   Any amendment or waiver consented to as provided in this Section 6 applies equally to all Holders and is binding upon them and upon each future holder and upon the Guarantors.  No such amendment or waiver will extend to or affect any obligation, covenant or agreement not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Guarantors and any Holder nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of any Holder.  As used herein, the term “this Guaranty” and references thereto shall mean this Guaranty as it may from time to time be amended or supplemented.

(e)   Subject to Section 4(f), this Guaranty shall automatically terminate and the Guarantors shall cease to have any obligations hereunder when all amounts due by the Issuer in respect of the Notes have been paid in full in cash.

Section 7.               Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(1)           if to a Note Purchaser, to such Note Purchaser at the address specified for such communications on Schedule A to the Note Purchase Agreement, or at such other address as such Note Purchaser shall have specified to any Guarantor or the Company in writing,

(2)           if to any other Holder, to such Holder at such address as such Holder shall have specified to any Guarantor or the Company in writing, or

(3)           if to a Guarantor, to such Guarantor c/o Jackson Hewitt Tax Service Inc., 7 Sylvan Way, Parsippany, New Jersey 07054 to the attention of the Chief Financial Officer, or at such other address as such Guarantor shall have specified to the Holders in writing.

Notices under this Section 7 will be deemed given only when actually received (whether or not accepted).

Section 8.               Miscellaneous.

(a)   No remedy herein conferred upon or reserved to any Holder is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Guaranty now or hereafter existing at law or in equity.  No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof but any such right or power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle any Holder to exercise any remedy reserved to it under the Guaranty, it shall not be necessary for such Holder to physically produce its Note in any proceedings instituted by it or to give any notice, other than such notice as may be herein expressly required.

(b)   The Guarantors will pay all sums becoming due under this Guaranty by the method and at the address specified for such purpose in the Note Purchase Agreement, or by such other reasonable method or at such other address as any Holder shall have from time to time specified to the Guarantors in writing for such purpose, without the presentation or surrender of this Guaranty or any Note.

(c)   Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

(d)   If the whole or any part of this Guaranty shall be now or hereafter become unenforceable against any one or more of the Guarantors for any reason whatsoever or if it is not executed by any one or more of the Guarantors, this Guaranty shall nevertheless be and remain fully binding upon and enforceable against each other Guarantor as if it had been made and delivered only by such other Guarantors.

(e)   This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of each Holder and its successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not, so long as its Notes remain outstanding and unpaid.

(f)    This Guaranty may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

(g)   This Guaranty shall be construed and enforced in accordance with, and the rights of the parties shall be governed by the law of the State of New York.

In Witness Whereof, each of the undersigned has caused this Guaranty to be duly executed by an authorized representative as of date first written above.

Tax Services of America, Inc.

By:
Name
Title

Hewfant, Inc.

By:
Name:
Title:

Guaranty Joinder

Re:    $175,000,000 Floating Rate Senior Notes
due June 25, 2009

of

Jackson Hewitt Inc.

This Guaranty Joinder dated as of                         ,             (the or this “Guaranty Joinder”) is entered into [on a joint and several basis by each of the undersigned                         , a             corporation [and                         , a                          corporation] ([which parties are hereinafter referred to individually as] an “Additional Guarantor” [and collectively as the “Additional Guarantors”]).  Terms not otherwise defined herein shall have the meaning set forth in the Note Purchase Agreement hereinafter referred to.

Recitals

A.            [Each] Additional Guarantor, is presently a direct or indirect Subsidiary of Jackson Hewitt Tax Service Inc., a Delaware corporation (the “Company”).

B.            The Company and Jackson Hewitt Inc., a Virginia corporation (the “Issuer”) entered into the Note Purchase Agreement dated as of June 21, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) among the Company, the Issuer and each of the institutional investors named in Schedule A attached thereto (the “Note Purchasers”) providing for, among other things, the issue and sale by the Issuer to the Note Purchasers of the Issuer’s Floating Rate Senior Notes due June 25, 2009 in the aggregate principal amount of $175,000,000 (the “Notes”).  The Note Purchasers, together with their successors and assigns, are hereinafter collectively referred to as the “Holders”.  Capitalized terms not defined herein shall have the meaning ascribed to them in the Note Purchase Agreement.

C.            As a condition precedent to their purchase of the Notes, the Note Purchasers required that certain Subsidiaries of the Company enter into the Subsidiary Guaranty dated as of June 21, 2004 (the “Guaranty”) as security for the Notes.

Now, Therefore, as required by the Note Purchase Agreement and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, [each/the] Additional Guarantor does hereby covenant and agree, [jointly and severally], as follows:

In accordance with the requirements of the Guaranty, the Additional Guarantor[s] desire to amend the definition of Guarantor (as the same may have been heretofore amended) set forth in the Guaranty attached hereto so that at all times from and after the date hereof, the Additional Guarantor[s] shall be [jointly and severally] liable as set forth in the Guaranty for the obligations of the Company and the Issuer under the Note Purchase Agreement and Notes to the extent and

Exhibit A

(to Subsidiary Guarnaty)

in the manner set forth in the Guaranty.

The undersigned is the duly elected                          of the Additional Guarantor[s] and is duly authorized to execute and deliver this Guaranty Joinder for the benefit of all Holders of the Notes.  The execution by the undersigned of this Guaranty Joinder shall evidence its consent to, and acknowledgment and approval of, the terms set forth herein and in the Guaranty and by such execution the Additional Guarantor[s] shall be deemed to have made the representations and warranties set forth in Section 5 of the Guaranty in favor of the Holders as of the date of this Guaranty Joinder].

Upon execution of this Guaranty Joinder, the Guaranty shall be deemed to be amended as set forth above.  Except as amended herein, the terms and provisions of the Guaranty are hereby ratified, confirmed and approved in all respects.

Any and all notices, requests, certificates and other instruments (including the Notes) may refer to the Guaranty without making specific reference to this Guaranty Joinder, but nevertheless all such references shall be deemed to include this Guaranty Joinder unless the context shall otherwise require.

[Name of Additional Guarantor]

By
Its

The Purchasers Listed on Schedule A

to the Note Purchase Agreement

June    , 2004

Form of Opinion of Special Counsel

to the Company and the Issuer

DRAFT SUBJECT TO REVISION BY OPINION COMMITTEE

Exhibit 4.4(a)

June 25, 2004

The Purchasers Listed on

Schedule A to the

Note Purchase Agreement referred to below

Re:    Jackson Hewitt Inc. Floating Rate Senior Notes

Ladies and Gentlemen:

We have acted as special counsel to Jackson Hewitt Tax Service Inc., a Delaware corporation (the “Company”), in connection with the Note Purchase Agreement, dated June   , 2004 (the “Purchase Agreement”), by and among the Company, Jackson Hewitt Inc., a Virginia corporation (the “Issuer”), and each of the Purchasers named in Schedule A thereto (the “Purchasers”), relating to the issuance and sale by the Issuer of $175 million aggregate principal amount of its Floating Rate Senior Notes due 2009 (the “Securities”).

This opinion is being furnished pursuant to Section 4.4(a) of the Purchase Agreement.

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

(a)                                  an executed copy of the Purchase Agreement;

Exhibit 4.4(a)

(to  Note Purchase Agreement)

(b)                                 Amendment No. 6 to registration statement on Form S-1 (File No. 333-133593) of the Company, as filed with the Securities and Exchange Commission on June 21, 2004 (the “Registration Statement”), a copy of which is included as an appendix to the supplement, dated June   , 2004, to the Private Placement Memorandum (the “Private Placement Memorandum”) relating to the Securities;

(c)                                  executed copies of the guarantee agreements, dated June  , 2004, (collectively, the “Subsidiary Guaranties”) entered into by each of Tax Services of America, Inc., a Delaware corporation (“TSA”), and Hewfant, Inc. (“Hewfant”), a Virginia corporation (each, a “Subsidiary Guarantor”);

(d)                                 the executed certificates evidencing Securities registered in the names of the Purchasers;

(e)                                  the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware (the “Company Certificate of Incorporation”);

(f)                                    the By-Laws of the Company, as certified by Steven L. Barnett, Secretary of the Company (the “Company By-Laws”);

(g)                                 resolutions of the Board of Directors of the Company, adopted June  , 2004, as certified by Steven L. Barnett, Secretary of the Company;

(h)                                 the certificate of Michael D. Lister, Chairman, Chief Executive Officer and President of the Company, and Mark L. Heimbouch, Chief Financial Officer, dated the date hereof, a copy of which is attached as Exhibit A hereto (the “Company’s Certificate”);

(i)                                     the certificate of Steven L. Barnett, Secretary of the Company, dated the date hereof , pursuant to Section 4.3(b) of the Purchase Agreement;

(j)                                     copies of each of the Applicable Contracts (as defined below);

(k)                                  a certificate, dated June 8, 2004, and a facsimile bringdown thereof, dated June   , 2004, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in such jurisdiction (collectively, the “Delaware Certificates”);

(l)                                     certificates from the public officials in the States listed on Schedule I hereto as to the status of the Company in each such jurisdiction (the “State Certificates”);

(m)                               the Restated Certificate of Incorporation of TSA, as certified by the Secretary of State of the State of Delaware (the “TSA Certificate of Incorporation”);

(n)                                 the By-Laws of TSA, as certified by Steven L. Barnett, Secretary of TSA (“TSA By-Laws”);

(o)                                 a certificate, dated  June 14, 2004, and a facsimile bringdown thereof, dated June   , 2004, from the Secretary of State of the State of Delaware as to TSA’s existence and good standing in such jurisdiction (collectively, the “TSA Delaware Certificates”); and

(p)                                 a certificate of Steven L. Barnett, Secretary of TSA, dated the date hereof.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of executed documents, we have assumed that the parties thereto, other than the Company and TSA, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  We have also assumed that the Issuer and Hewfant have been duly organized and are validly existing in good standing under the laws of the Commonwealth of Virginia and that the Issuer and Hewfant have complied with all aspects of the laws of the Commonwealth of Virginia in connection with the transactions contemplated by the Purchase Agreement.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts set forth in the Company’s Certificate.

As used herein, (i) “Applicable Contracts” means those agreements and instruments identified in Schedule II hereto; (ii) “Applicable Laws” means the General Corporation Law of the State of Delaware (the “DGCL”) and those laws, rules and regulations of the State of New York and the federal laws, rules and regulations of the United States of America, in each case that, in our experience, are normally applicable to transactions of the type contemplated by the Purchase Agreement (other than the United States federal securities laws, state securities or blue sky laws, antifraud laws and the rules and regulations of the National Association of Securities Dealers, Inc.), but without our having made any special investigation as to the applicability of any specific law, rule or regulation; (iii) “Governmental Authorities” means any court, regulatory body, administrative agency or governmental body of the State of Delaware, the State of New York or the United States of America having jurisdiction over the Company, the Issuer and the Subsidiary Guarantors under Applicable Laws; (iv) “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, qualification or registration with, any Governmental Authority required to be made or obtained by the Company, the Issuer and the Subsidiary Guarantors pursuant to Applicable Laws, other than any consent, approval, license, authorization, validation, filing, qualification or registration that may have become applicable as a result of the involvement of any party (other than the Company, the Issuer and the Subsidiary Guarantors) in the transactions contemplated by the Purchase Agreement or because of such parties’ legal or regulatory status or because of any other facts specifically pertaining to such parties; and (v) “Applicable Orders” means those judgments, orders or decrees of Governmental Authorities identified on Schedule III hereto (no such judgments, orders or decrees have been so identified).  The Purchase Agreement, the Securities and the Subsidiary Guaranties are referred to herein collectively as the “Transaction Documents.”

The opinions set forth below are subject to the following further qualifications, assumptions and limitations:

(a)           the opinion set forth in paragraph 1 below with respect to the valid existence and good standing of the Company is based solely upon the Delaware Certificates;

(b)           the opinion set forth in paragraph 2 below with respect to the status of the Company in the jurisdictions listed in Schedule I hereto is based solely upon the State Certificates;

(c)           we do not express any opinion as to the effect on the opinions expressed herein of (i) the compliance or noncompliance of any party to each of the Transaction Documents (other than with respect to the Company, the Issuer and the Subsidiary Guarantors to the extent necessary to render the opinions set forth herein) with any state, federal or other laws or regulations applicable to it or them or (ii) the legal or regulatory status or the nature of the business of any party (other than with respect to the Company, the Issuer and the Subsidiary Guarantors to the extent necessary to render the opinions set forth herein);

(d)           the opinion set forth in paragraph 9 below is based solely on our discussions with the officers or other representatives of the Company responsible for the matters discussed therein, our review of documents furnished to us by the Company and our reliance on the representations and warranties of the Company contained in the Purchase Agreement and the Company’s Certificate; we have not made any other inquiries or investigations or any search of the public docket records of any court, governmental agency or body or administrative agency;

(e)           the opinion set forth in paragraph 3 below is based solely upon the TSA Delaware Certificates;

(f)            in rendering the opinion set forth in paragraph 4 below, we have relied solely on the stock record books of TSA in determining the number of issued and outstanding shares of common stock of TSA and have assumed that the consideration recited in the resolutions of the Board of Directors of TSA approving the issuance of all such shares has been received in full by TSA;

(g)           we note that certain of the Applicable Contracts are governed by laws other than the Applicable Laws; our opinions expressed herein are based solely upon our understanding of the plain language of such agreement or instrument, and we do not express any such opinion with respect to the validity, binding nature or enforceability of any such agreement or instrument, and we do not assume any responsibility with respect to the effect on the opinions or statement set forth herein of any interpretation thereof inconsistent with such understanding;

(h)           we have assumed that the execution and delivery by the Company, the Issuer and the Subsidiary Guarantors of each of the Transaction Documents to which they are a party and the performance by the Company, the Issuer and the Subsidiary Guarantors of their respective obligations thereunder do not and will not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company, the Issuer, the Subsidiary Guarantors or any of their properties is subject (except that we do not make the assumption set forth in this clause (i) with respect to the Company Certificate of Incorporation, the Company By-Laws, the TSA Certificate of Incorporation, the TSA By-Laws or the Applicable Contracts), (ii) any law, rule, or regulation to which the Company, the Issuer, the Subsidiary Guarantors or any of their properties is subject (except that we do not make the assumption set forth in this clause (ii) with respect to the DGCL and those laws, rules and regulations of the State of New York and the federal laws, rules and regulations of the United States of America, in each case, that, in our experience, are normally applicable to the transactions of the type contemplated by the Purchase Agreement, but without our having made any special investigation as to the applicability of any specific law, rule or regulation), (iii) any judicial or regulatory order or decree of any Governmental Authority (except that we do not make the assumption set forth in this clause (iii) with respect to Applicable Orders) or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any Governmental Authority (except that we do not make the assumption set forth in this clause (iv) to the extent set forth in our opinion in paragraph 12 below);

(i)            the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding of equity or at law);

(j)            we do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on the Transaction Documents or any transaction contemplated thereby;

(k)           to the extent any opinion relates to the enforceability of the choice of New York law provision of the Transaction Documents, our opinion is rendered in reliance on N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001) and is subject to the qualification that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought;

(l)            we do not express any opinion with respect to the enforceability of the Transaction Documents to the extent they provide for interest on interest;

(m)          in the case of the Subsidiary Guaranties, certain of the provisions, including waivers, with respect to the Subsidiary Guaranties, are or may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the Subsidiary Guaranties, taken as a whole;

(n)           we express no opinion as to the enforceability of Section 11 of the Purchase Agreement to the extent that the same provides that the obligations of the Company under Section 11 are absolute and unconditional irrespective of the value, genuineness, regularity or enforceability of the Securities; and

(o)           we have assumed that none of the Purchasers of the Securities are a “creditor” as defined in Regulation T of the Board of Governors of the Federal Reserve System.

We do not express any opinion as to any laws other than Applicable

Laws and the federal laws of the United States of America to the extent referred to specifically herein.  Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein.  The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.                                       The Company has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware and has the corporate power and corporate authority to execute and deliver the Purchase Agreement and to consummate the transactions contemplated thereby and to own, lease and operate its properties and conduct its business, in each case as described in the Registration Statement.

2.                                       The Company has the status set forth in Schedule I hereto set forth opposite the jurisdictions listed in Schedule I hereto.

3.                                       TSA has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware.

4.                                       The 3,301 shares of TSA’s common stock shown by TSA’s stock record books as being issued and outstanding and held of record by the Issuer immediately prior to the date hereof have been duly authorized and have been validly issued and are fully paid and nonassessable.

5.                                       The Purchase Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

6.                                       The Purchase Agreement is a valid and binding agreement of the Issuer, enforceable against the Issuer in accordance with its terms.

7.                                       When issued and delivered by the Issuer against payment therefor in accordance with the terms of the Purchase Agreement, the Securities will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

8.                                       The Subsidiary Guaranty of TSA has been duly authorized, executed and delivered by TSA and, when the Securities are issued and delivered against payment therefor in accordance with the terms of the Purchase Agreement, each Subsidiary Guaranty will be a valid and binding agreement of each Subsidiary Guarantor, enforceable against each Subsidiary Guarantor in accordance with its terms.

9.                                       To our knowledge, there are no legal or governmental proceedings pending to which the Company is a party or to which any property of the Company is subject that would have been required to be disclosed pursuant to Item 103 of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933 (the “Securities Act”) that are not so disclosed in the Registration Statement as of its date, except that we do not express any opinion in this paragraph 9 with respect to legal or governmental proceedings relating to regulatory matters of the type referred to in the Registration Statement under the captions entitled “Risk Factors—States have increasingly taken an active role in regulating refund anticipation loans and the continuation of such trend could impede our ability to facilitate the sale of these loans and reduce our profitability,” “Risk Factors—Our failure to comply with legal and regulatory requirements, particularly those applicable to the facilitation of tax refund related financial products, could result in substantial sanctions against us which would harm our profitability and reputation” and “Business—Business Description—Regulation.”

10.                                 The execution and delivery by the Company of the Purchase Agreement and the consummation by the Company of the transactions contemplated thereby will not (i) conflict with or result in any breach of any provisions of or constitute a default under or result in the creation or imposition of any Lien (as defined in the Purchase Agreement) upon any of the property of the Company pursuant to the Company Certificate of Incorporation, the Company By-Laws or any

Applicable Contract or (ii) violate or conflict with, or result in any contravention of, any Applicable Law or any Applicable Order.  We do not express any opinion, however, as to whether the execution, delivery or performance by the Company of the Purchase Agreement and the consummation of any of the transactions contemplated thereby will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries.

11.                                 The execution and delivery by the Issuer of the Purchase Agreement and the Securities and the consummation by the Issuer of the transactions contemplated thereby will not constitute a violation of, or a breach or default under, the terms of any Applicable Contract.  We do not express any opinion, however, as to whether the execution, delivery or performance by the Issuer of the Purchase Agreement and the consummation of any of the transactions contemplated thereby will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Issuer or any of its subsidiaries.

12.                                 No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required as a condition to, the execution or delivery of each of the Transaction Documents by the Company, the Issuer and the Subsidiary Guarantors or the consummation by the Company, the Issuer or the Subsidiary Guarantors of the transactions contemplated thereby, including the sale and issuance of the Securities by the Issuer.

13.                                 The execution and delivery by the Company and the Issuer of the Purchase Agreement and the execution and delivery by the Issuer of the Securities and the consummation by the Company and the Issuer of the transactions contemplated thereby, will not contravene Regulations T, U or X of the Board of Governors of the Federal Reserve System.

14.                                 The Company and the Issuer are not and, solely after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Private Placement Memorandum and Registration Statement, will not be an “investment company,” as such term is defined in the Investment Company Act of 1940.

This letter is furnished only to each of the Purchasers and is solely for the Purchasers’ benefit in connection with the closing under the Purchase Agreement occurring today pursuant to the Purchase Agreement.  Without our prior written consent, this letter may not be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by, or assigned to, any other person for any purpose, including any other person that acquires Securities or that seeks to assert the Purchasers’ rights in respect of this letter (other than the Purchasers’ successor in interest by means of merger, consolidation, transfer of a business or other similar transaction); provided, however, that any Qualified Institutional Buyer, as that term is defined in Rule 144A under the Securities Act (“QIB”), that purchases Securities from any of the Purchasers (or any such QIB) from time to time may rely on this opinion subject to all assumptions, qualifications, limitations and exceptions stated herein, as if addressed to such person and dated as of the date hereof, it being understood that we do not express any opinion as to any such sales to a QIB and that we do not assume any obligation to update or otherwise confirm this opinion following the sale of the Securities to the Purchasers on the date hereof for any reason or to opine on the effect of any such sales, and provided further that this opinion may be furnished to any governmental authority having jurisdiction over the Purchasers to the extent required by applicable law or regulation, to the National Association of Insurance Commissioners of the United States and rating agencies.

Very truly yours,

Schedule I

Foreign Qualification

Jurisdiction	Certificate	Status
New York	Certificate, dated June , 2004, of the Secretary of State of the State of New York
New Jersey	Certificate, dated June , 2004, of the Secretary of State of the State of New Jersey

Exhibit 4.4(a)

(to Note Purchase Agreement)

Schedule II

Applicable Contracts

1.               Transitional Agreement by and among Jackson Hewitt Tax Service Inc., Cendant Corporation and Cendant Operations, Inc., dated     , 2004.

2.               Employment Agreement between Jackson Hewitt Tax Service Inc. and Michael D. Lister, dated       , 2004.

3.               Employment Agreement between Jackson Hewitt Tax Service Inc. and Mark L. Heimbouch, dated       , 2004.

4.               Credit Agreement by and among Jackson Hewitt Tax Service Inc., as Parent, Jackson Hewitt Inc., as Borrower, the Lenders named therein and JPMorgan Chase Bank, as Administrative Agent, dated       , 2004.

5.               Underwriting Agreement by and among Jackson Hewitt Tax Service Inc., Cendant Finance Holding Corporation and Goldman, Sachs & Co. and J.P. Morgan Securities Inc. as representatives of the underwriters, dated       , 2004.

6.               Jackson Hewitt Tax Service Inc. 2004 Equity and Incentive Plan.

7.               Jackson Hewitt Tax Service Inc. Employee Stock Purchase Plan.

8.               Letter Agreement for Steven L. Barnett.

9.               Letter Agreement for Richard P. Enchura.

10.         Letter Agreement for Perb B. Fortner.

11.         Letter Agreement for William A. Scavone.

12.         Letter Agreement for Jeanmarie Cooney.

13.         Jackson Hewitt Tax Service Inc. Non-Employee Directors Deferred Compensation Plan.

14.         Refund Anticipation Loan Program Agreement between Jackson Hewitt Inc. and Santa Barbara Bank & Trust, dated May 5, 2004.

15.         Amended and Restated Program Agreement between Jackson Hewitt Inc., Household Tax Masters Inc. and Beneficial Franchise Company Inc., dated as of January 1, 2003.

16.         Leasing Operations Supplier Agreement (Products and/or Services) between Jackson Hewitt Inc. and Wal-Mart Stores, Inc., dated April 8, 2004.

17.         Form of Franchise Agreement.

18.         Form of Settlement Agreement between Jackson Hewitt Inc. and the Settling Plaintiff.

19.         Form of Settlement Agreement between Jackson Hewitt Inc. and the Settling Franchisee.

Schedule III

Applicable Orders

None.

The Purchasers Listed on Schedule A

to the Note Purchase Agreement

June    , 2004

Form of Opinion of Special Counsel

to the Issuer

Exhibit 4.4(b)

June   , 2004

The Purchasers Listed on

Schedule A to the

Note Purchase Agreement referred to below

Re:    Jackson Hewitt, Inc. Floating Rate Senior Notes

Ladies and Gentlemen:

We have acted as special Virginia counsel to Jackson Hewitt, Inc., a Virginia corporation (“JHI”), and Hewfant, Inc., a Virginia corporation (“HFI”) and a wholly owned subsidiary of Jackson Hewitt Tax Services, Inc. (“JHTS”), in connection with the Note Purchase Agreement, dated June   , 2004 (the “Purchase Agreement”), by and among JHI, JHTS and each of the Purchasers named in Schedule A thereto (the “Purchasers”), relating to the sale by JHI of $175 million aggregate principal amount of its Floating Rate Senior Notes due 2009 (the “Securities”).

This opinion is being furnished pursuant to Section 4.4(b) of the Purchase Agreement.

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

(a)                                  an executed copy of the Purchase Agreement;

(b)                                 Amendment No. 5 to registration statement on Form S-1 (File No. 333-133593) of JHTS, as filed with the Securities and Exchange

Exhibit 4.4(b)

(to Note Purchase Agreement)

Commission on June   , 2004 (the “Registration Statement”), a copy of which is included as an appendix to the supplement, dated June   , 2004, to the Private Placement Memorandum relating to the Securities;

(c)                                  an executed copy of the guarantee agreement, dated June  , 2004, (the “HFI Subsidiary Guaranty”) entered into by HFI;

(d)                                 the executed certificates evidencing Securities registered in the names of the Purchasers;

(e)                                  resolutions of the Board of Directors of JHI, adopted June  , 2004 and resolutions of the Board of Directors of HFI, adopted June  , 2004, in each case as certified by the respective Secretary of JHI or HFI;

(f)                                    the certificate of                                    , President of JHI, and                                    , Chief Financial Officer of JHI, dated the date hereof, a copy of which is attached as Exhibit A hereto (the “JHI Certificate”);

(g)                                 the certificate of                                    , President of HFI, and                                    , Chief Financial Officer of HFI, dated the date hereof, a copy of which is attached as Exhibit B hereto (the “HFI Certificate”);

(h)           certificates from the public officials in the States listed on Schedule I hereto as to the status of JHI in each such jurisdiction (the “JHI State Certificates”);

(i)            certificates from the public officials in the States listed on Schedule II hereto as to the status of HFI in each such jurisdiction (the “HFI State Certificates,” and together with the JHI State Certificates, the “State Certificates”);

(j)            the Amended and Restated Certificate of Incorporation of JHI, as certified by the Secretary of State of the Commonwealth of Virginia (the “JHI Certificate of Incorporation”);

(k)           the Amended and Restated Certificate of Incorporation of HFI, as certified by the Secretary of State of the Commonwealth of Virginia (the “HFI Certificate of Incorporation”);

(l)            the By-Laws of JHI, as certified by [                     ], Secretary of JHI (“JHI By-Laws”);

(m)          the By-Laws of HFI, as certified by [                     ], Secretary of HFI (“HFI By-Laws”);

(n)           a certificate, dated                       2004 from the Secretary of State of the Commonwealth of Virginia as to JHI’s existence and good standing in such jurisdiction (the “JHI Virginia Certificate”) and a certificate, dated                        2004 from the Secretary of State of the Commonwealth of Virginia as to HFI’s existence and good standing in such jurisdiction (the “HFI Virginia Certificate,” and together with the JHI Virginia Certificate, the “Virginia Certificates”);

(o)           a certificate of                      , Secretary of JHI, dated the date hereof; and a certificate of                      , Secretary of HFI, dated the date hereof; and

(p)           the unaudited financial statements of JHI as of                        , 2004, as certified in the JHI Certificate by                              , President of JHI, and                              , Chief Financial Officer of JHI (the “JHI Financial Statements”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of JHI and HFI and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of JHI and HFI and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures (other than  signatures of officers of JHI and HFI to the Transaction Documents), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of executed documents, we have assumed that the parties thereto, other than JHI and HFI, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  We have also assumed that the other guarantors of the Securities, JHTS and Tax Services of America, Inc., a Delaware corporation (“TSA”), (i) have been duly organized and are validly existing in good standing under the laws of the State of Delaware, (ii) have complied with all aspects of the laws of the State of Delaware, and (iii) have the corporate power and authority to execute their respective guaranties of the Securities and any other documents in connection with the transactions contemplated by the Purchase Agreement.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of JHI, HFI, JHTS and others and of public officials, including the facts set forth in the JHI Certificate and the HFI Certificate.

As used herein, (i) “Applicable Laws” means the laws of the Commonwealth of Virginia that, in our experience, are normally applicable to transactions of the type contemplated by the Purchase Agreement (other than state securities or blue sky laws and antifraud laws), but without our having made any special investigation as to the applicability of any specific law, rule or regulation; (ii) “Governmental Authorities” means any court, regulatory body, administrative agency or governmental body of the Commonwealth of Virginia having jurisdiction over JHI and HFI under the Applicable Laws; (iii) “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, qualification or registration with, any Governmental Authority required to be made or obtained by JHI and HFI pursuant to the Applicable Laws, other than any consent, approval, license, authorization, validation, filing, qualification or registration that may have become applicable as a result of the involvement of any party (other than JHI and HFI) in the transactions contemplated by the Purchase Agreement or because of such parties’ legal or regulatory status or because of any other facts specifically pertaining to such parties; and (iv) “Applicable Orders” means those judgments, orders or decrees of Governmental Authorities identified on Schedule II hereto (no such judgments, orders or decrees have been so identified).  The Purchase Agreement, the Securities, and the HFI Subsidiary Guaranty are referred to herein collectively as the “Transaction Documents.”

The opinions set forth below are subject to the following further qualifications, assumptions and limitations:

(a)                                  the opinion set forth in paragraph 1 below with respect to the valid existence and good standing of JHI and HFI is based solely upon the Virginia Certificates;

(b)                                 the opinion set forth in paragraph 2 below with respect to the status of JHI and HFI in the jurisdictions listed in Schedules I and II, respectively, is based solely upon the State Certificates;

(c)                                  we do not express any opinion as to the effect on the opinions expressed herein of (i) the compliance or noncompliance of any party to each of the Transaction Documents (other than with respect to JHI and HFI to the extent necessary to render the opinions set forth herein) with any state, federal or other laws or regulations applicable to it or them or (ii) the legal or regulatory status or the nature of the business of any party (other than with respect to JHI and HFI to the extent necessary to render the opinions set forth herein);

(d)                                 in rendering the opinion set forth in paragraph 3 below, we have relied solely on an officer’s certificate from officers of JHI and HFI, respectively with respect to the number of issued and outstanding shares of common stock of JHI and HFI, respectively, and have assumed that the consideration recited in such certificates, has been received in full by JHI and HFI, respectively;

(e)                                  we have assumed that the execution and delivery by JHI of the Purchase Agreement and HFI of the Subsidiary Guaranty and the performance by them of their respective obligations thereunder do not and will not violate, conflict with or constitute a default under (i) any agreement or instrument to which JHI and HFI or any of their properties is subject (except that we do not make the assumption set forth in this clause (i) with respect to the JHI and HFI Certificates of Incorporation or the JHI and HFI  By-Laws), (ii) any law, rule, or regulation to which JHI and HFI or any of their properties is subject (except that we do not make the assumption set forth in this clause (ii) with respect to Applicable Laws, but (except as set forth in our opinion in Paragraph 7) without our having made any special investigation as to the applicability of any specific law, rule or regulation), (iii) any judicial or regulatory order or decree of any Governmental Authority (except that we do not make the assumption set forth in this clause (iii) with respect to Applicable Orders) or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any Governmental Authority (except that we do not make the assumption set forth in this clause (iv) to the extent set forth in our opinion in paragraph 5 below);

(f)            in rendering the opinion in Paragraph 7 below, we have relied, without any independent investigation, on the JHI Financial Statements and, based solely upon the officer’s certificate signed by the CFO of JHI accompanying the JHI Financial Statements, we have assumed and relied upon the accuracy of all matters reflected therein;  our opinion in Paragraph 7 below also assumes that the dividend referenced therein is either the only dividend being paid by JHI to JHTS, or in the situation of multiple dividends being paid, the dividend referenced in Paragraph 7 is paid first to JHTS and prior to the authorization of any other dividend paid by JHI to JHTS, and we express no opinion with respect to such additional and subsequent dividends;

(g)           our opinion in Paragraph 8 is limited to state regulatory matters or state governmental proceedings of the type referred to in the Registration Statement under the captions entitled “Risk Factors — States have increasingly taken an active role in regulating refund anticipation loans and the continuation of such trend could impede our ability to facilitate the sale of these loans and reduce our profitability,”  “Risk Factors - Our failure to comply with legal and regulatory requirements, particularly those applicable to the facilitation of tax refund related financial products, could result in substantial sanctions against us which would harm our profitability and reputation,” and “Business - Business Description - Regulation”; and

Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein.  The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.                                       Each of JHI and HFI has been duly incorporated and is validly existing in good standing under the laws of the Commonwealth of Virginia and has the corporate power and corporate authority to execute and deliver the Purchase Agreement, in the case of JHI, and the HFI Subsidiary Guaranty, in the case of HFI, and to consummate the transactions contemplated thereby and to own, lease and operate its respective properties and conduct their respective businesses, in each case as described in the Registration Statement.

2.                                       JHI has the status set forth in Schedule I hereto set forth opposite the jurisdictions listed in Schedule I hereto.

3.                                       The [       ] shares of JHI’s common stock shown by JHI’s stock record books as being issued and outstanding and held of record by JHTS immediately prior to the date hereof have been duly authorized and have been validly issued and are fully paid and nonassessable. The [       ] shares of HFI’s common stock shown by HFI’s stock record books as being issued and outstanding and held of record by JHTS immediately prior to the date hereof have been duly authorized and have been validly issued and are fully paid and nonassessable.

4.                                       The Purchase Agreement has been duly authorized, executed and delivered by JHI.  The HFI Subsidiary Guaranty has been duly authorized, executed and delivered by HFI.

5.                                       The execution and delivery by JHI of the Purchase Agreement and HFI of the HFI Subsidiary Guaranty will not (i) conflict with or result in any breach of any provisions of or constitute a default under JHI or HFI pursuant to the JHI and HFI Certificates of Incorporation or the JHI and HFI By-Laws, or (ii) violate or conflict with, or result in any contravention of, any Applicable Law or any Applicable Order.  We do not express any opinion, however, as to whether the execution, delivery or performance by JHI of the Purchase Agreement and HFI of the HFI Subsidiary Guaranty will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of JHI or HFI.

6.                                       No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required as a condition to, the execution or delivery by JHI of the Purchase Agreement or HFI of the HFI Subsidiary Guaranty.

7.                                       The payment by JHI of a dividend to JHTS in the amount of $175,000,000 in cash has been duly authorized by the Board of Directors of JHI and will not violate any provision of Applicable Law.

8.                                       To our knowledge, there are no regulatory matters or governmental proceedings pending to which JHI is a party or to which any property of the JHI is subject that would have been required to be disclosed pursuant to Item 103 of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933 that are not so disclosed in the Registration Statement as of its date.

This letter is furnished only to each of the Purchasers and is solely for the Purchasers’ benefit in connection with the closing under the Purchase Agreement occurring today pursuant to the Purchase Agreement.  Without our prior written consent, this letter may not be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by, or assigned to, any other person for any purpose, including any other person that acquires Securities or that seeks to assert the Purchasers’ rights in respect of this letter (other than the Purchasers’ successor in interest by means of merger, consolidation, transfer of a business or other similar transaction); provided, however, that any Qualified Institutional Buyer, as that term is defined in Rule 144A under the Securities Act (“QIB”), that purchases Securities from any of the Purchasers (or any such QIB) from time to time may rely on this opinion subject to all assumptions, qualifications, limitations and exceptions stated herein, as if addressed to such person and dated as of the date hereof, it being understood that we do not express any opinion as to any such sales to a QIB and that we do not assume any obligation to update or otherwise confirm this opinion following the sale of the Securities to the Purchasers on the date hereof for any reason or to opine on the effect of any such sales, and provided further that this opinion may be furnished to any governmental authority having jurisdiction over the Purchasers to the extent required by applicable law or regulation, to the National Association of Insurance Commissioners of the United States and rating agencies.

Very truly yours,

Schedule I

Foreign Qualification of JHI

Jurisdiction	Certificate	Status
Texas
Illinois
Florida
New York
Maryland

Schedule II

Applicable Orders

None.

Form of Opinion of Special Counsel

to the Purchasers

June 25, 2004

To the Purchasers named on

  Schedule I attached hereto

Re:	$175,000,000 Floating Rate Senior Notes due June 25, 2009
of
Jackson Hewitt Inc.

Ladies and Gentlemen:

We have acted as your special counsel in connection with your separate purchases on the date hereof of $175,000,000 aggregate principal amount of the Floating Rate Senior Notes due June 25, 2009, (the “Notes”) of Jackson Hewitt Inc., a Virginia corporation (the “Issuer”), issued under and pursuant to the Note Purchase Agreement dated as of June 21, 2004 (the “Note Purchase Agreement”), among Jackson Hewitt Tax Service Inc., a Delaware corporation, (the “Company”), the Issuer and each of you.  Terms used and not otherwise defined herein shall have the respective meanings set forth in the Note Purchase Agreement.

In that connection, we have examined the following:

(a)           The Note Purchase Agreement;

(b)           The Subsidiary Guaranty;

(c)           A copy of the Amended and Restated Certificate of Incorporation of the Issuer and all amendments thereto certified by the State Corporate Commission of the Commonwealth of Virginia and the Certificate of the State Corporate Commission of the Commonwealth of Virginia evidencing that the Issuer is in good standing in such Commonwealth (the “Good Standing Certificate”);

(d)           A copy of the By-laws of the Issuer, as amended to the date hereof, and a copy of the resolutions adopted by the Board of Directors of the Issuer with respect to the authorization of the Note Purchase Agreement, the issuance, sale and delivery of the

Exhibit 4.4(c)

(to Note Purchase Agreement)

Notes and related matters, each as certified by the Secretary of the Issuer;

(e)           A copy of the Certificate of Incorporation of the Company and all amendments thereto certified by the Secretary of the State of Delaware and the Certificate of the Secretary of State of the State of Delaware evidencing that the Company is in good standing in such state (the “Company Good Standing Certificate”);

(f)            A copy of the By-laws of the Company, as amended to the date hereof, and a copy of the resolutions adopted by the Board of Directors of the Company with respect to the authorization of the Note Purchase Agreement and related matters, each as certified by the Secretary of the Company;

(g)           A copy of the Certificate of Incorporation of Tax Services of America, Inc., a Delaware corporation, and a copy of the Amended and Restated Certificate of Incorporation of Hewfant, Inc., a Virginia corporation, each a party to the Subsidiary Guaranty, (the “Subsidiary Guarantors”) and all amendments thereto certified by the Secretary of State, or the equivalent thereof, for the respective Subsidiary Guarantor and the Certificates of the Secretary of State of the State, or the equivalent thereof, evidencing that the Subsidiary Guarantors are in good standing in their respective jurisdictions (the “Subsidiary Guarantors Good Standing Certificates”);

(h)           A copy of the By-laws of each Subsidiary Guarantor as amended to the date hereof, and a copy of the resolutions adopted by the Board of Directors of each Subsidiary Guarantor with respect to the authorization of the Subsidiary Guaranty and related matters, each as certified by the Secretary of the Subsidiary Guarantors;

(i)            The opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Company and the Issuer, dated the date hereof and delivered responsive to Section 4.4(a) of the Note Purchase Agreement;

(j)            The opinion of Piper Rudnick, LLP, special counsel to the Company and the Issuer, dated the date hereof and delivered responsive to Section 4.4(b) of the Note Purchase Agreement;

(k)           The Notes delivered on the date hereof;

(l)            Such certificates of officers of the Company, the Issuer and of public officials as we have deemed necessary to give the opinions hereinafter expressed; and

(m)          Such other documents and matters of law as we have deemed necessary to give the opinions hereinafter expressed.

We believe that the opinions referred to in clauses (i) and (j) above are satisfactory in scope and form and that you are justified in relying thereon.  Our opinion as to matters referred to in paragraph 1 below is based solely upon an examination of the Articles of Incorporation of the Issuer, the Good Standing Certificate and the general business corporation law of the Commonwealth of Virginia.  Our opinion as to matters referred to in paragraph 2 below is based solely upon an examination of the Certificate of Incorporation of the Company, the Company Good Standing Certificate and the general business corporation law of the State of Delaware.  Our opinion as to matters referred to in paragraph 3 below is based solely upon an examination of the Certificate of Incorporation, or the equivalent thereof, of each Subsidiary Guarantor, each Subsidiary Guarantor Good Standing Certificate and the general business corporation law of the State of Delaware and the Commonwealth of Virginia.  We have also relied, as to certain factual matters, upon appropriate certificates of public officials and officers of the Issuer, the Company and the Subsidiary Guarantors and upon representations of the Company, the Issuer and you delivered in connection with the issuance and sale of the Notes.

Based upon the foregoing, we are of the opinion that:

1.             The Issuer is a corporation, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the corporate power and the corporate authority to execute and deliver the Note Purchase Agreement and to issue the Notes.

2.             The Company is a corporation, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and the corporate authority to execute and deliver the Note Purchase Agreement.

3.             Tax Services of America, Inc., is a corporation, validly existing and in good standing under the laws of the State of Delaware and Hewfant, Inc., is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia, and each, as Subsidiary Guarantor, has the corporate power and the corporate authority to execute and deliver the Subsidiary Guaranty Agreement.

4.             The Note Purchase Agreement has been duly authorized by all necessary corporate action on the part of the Issuer and the Company, has been duly executed and delivered by the Issuer and the Company and constitutes the legal, valid and binding contract of both the Issuer and the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

5.             The Subsidiary Guaranty has been duly authorized by all necessary corporate action on the part of each Subsidiary Guarantor, has been duly executed and delivered by each Subsidiary Guarantor and constitutes the legal, valid and binding contract of each Subsidiary Guarantor enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

6.             The Notes have been duly authorized by all necessary corporate action on the part of the Issuer, and the Notes being delivered on the date hereof have been duly executed and delivered by the Issuer and constitute the legal, valid and binding obligations of the Issuer enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

Our opinion is limited to the laws of the State of New York, the general business corporation law of the State of Delaware and the Commonwealth of Virginia and the Federal laws of the United States and we express no opinion on the laws of any other jurisdiction.  This opinion may be relied upon by the successors and assigns of the Purchasers, including subsequent transferees of the Notes.

Respectfully submitted,

JRFisher:SLeist

Schedule I

SunAmerica Life Insurance Company

c/o AIG Global Investment Group

Houston, Texas

Monumental Life Insurance Company

c/o AEGON USA Investment Management, LLC

Cedar Rapids, Iowa

ING USA Annuity and Life Insurance Company

c/o ING Investment Management LLC

Atlanta, Georgia

ING Life Insurance and Annuity Company

c/o ING Investment Management LLC

Atlanta, Georgia

Connecticut General Life Insurance Company

c/o CIGNA Retirement & Investment Services

Hartford, Connecticut

Principal Life Insurance Company

c/o Principal Global Investors, LLC

Des Moines, Iowa

The Travelers Insurance Company

Hartford, Connecticut